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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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June 7, 2019
Dear Fellow Stockholders:

        On behalf of the Board of Directors (the "Board") of Rite Aid Corporation ("Rite Aid" or the "Company"), I want to take this opportunity to invite you to attend our 2019 Annual Meeting of Stockholders. The meeting will be held at 8:30 a.m., local time, on Wednesday, July 17, 2019, at the office of Skadden, Arps, Slate Meagher & Flom LLP, Four Times Square, New York, NY 10036. At the meeting, stockholders will vote on the proposals set forth in the Notice of Annual Meeting and the accompanying proxy statement.

        At Rite Aid, we remain focused on taking actions to best position the Company to create long-term value for stockholders. These include actions to use our unique capabilities to help payors deliver a high level of care to patients, to re-imagine our front end to offer the selection of products and services that meet the needs of our target customers and to transform our processes and procedures to ensure strong cost discipline and achieve peak operational efficiency.

        Our actions to create long-term value for stockholders include our efforts to enhance the quality of our Board by bringing in fresh perspectives and valuable expertise and experience. A majority of Rite Aid directors have joined the Board in the past eight months, with Bob Knowling, Lou Miramontes and Arun Nayar joining in October 2018 and Busy Burr and Kate Quinn joining in April 2019. In addition to their wealth of knowledge and experience, these changes to our Board bring a diversity of thought, as well as enhance our Board's gender, racial, and ethnic diversity.

        As we have said previously, one of the Board's most important tasks is choosing the Company's Chief Executive Officer. In March, we announced a leadership transition and organizational restructuring to better align the structure and leadership of Rite Aid with its present scale. As part of this transition, we are currently in the process of searching for a new CEO. The Board recognizes the significance of this task and is conducting its process in a thoughtful and deliberate manner.

        Both before and since the 2018 Annual Meeting, we have increased our efforts to engage with many of our larger stockholders and we value the input they have provided. In response to votes held at the 2018 Annual Meeting and engagement thereafter, we have enhanced our corporate governance structures by requiring the separation of the Chairman of the Board and CEO positions and by providing stockholders with the right to call special meetings.

        With respect to executive compensation, we took steps to further align pay and performance, including increasing the emphasis on performance-based (rather than time-based) long-term incentives for fiscal 2019 and refining our peer group for fiscal 2020 to, among other things, remove industry peers that are no longer appropriate data points given their significantly larger scope of operations.

        We continue our efforts to ensure that Rite Aid's business is operated in a sustainable and socially responsible manner. In addition to moving forward on the sustainability and opioid-related reports that stockholders voted for at the 2018 Annual Meeting, in April 2019, we announced enhanced efforts to promote responsible access to tobacco products by increasing the age to purchase tobacco products to 21 and removing e-cigarettes and vaping products chain-wide. We are also continuing to enforce our chain-wide "ID All" policy that requires identification to purchase age-restricted items, including tobacco products. The Board continues to receive reports from management on sustainability and opioid-related matters.

        As referenced above and described further in the accompanying proxy statement, we at Rite Aid have taken or are in the process of taking the actions that we said we would take—refreshing our Board, reinvigorating our corporate governance practices and policies, assessing management's performance, aligning pay for performance, overseeing the development of strategic initiatives, and being responsive to issues raised by our stockholders. We look forward to continuing to engage with you.

        Your vote is important to us. Please vote as soon as possible even if you plan to attend the Annual Meeting. We appreciate your continued ownership of Rite Aid shares and your support.

Sincerely,

Bruce G. Bodaken Chairman of the Board

Refer to the section titled "Cautionary Statement Regarding Forward-Looking Statements" for a discussion of risks and uncertainties that could cause actual results to differ materially from those projected.

RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on July 17, 2019

To Our Stockholders:

What:	Our 2019 Annual Meeting of Stockholders
When:	July 17, 2019 at 8:30 a.m., local time
Where:	Office of Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036
Why:	At this Annual Meeting, stockholders will be asked to:
	1.	Elect eight directors to hold office until the 2020 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;
	2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;
	3.	Approve, on an advisory basis, the compensation of our named executive officers as presented in the proxy statement;
	4.	Consider and vote on a stockholder proposal, if properly presented at the Annual Meeting; and
	5.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        The close of business on June 6, 2019 has been fixed as the record date for determining those Rite Aid stockholders entitled to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will receive this notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. The above items of business for the Annual Meeting are more fully described in the proxy statement accompanying this notice.

        Your vote is important.    Please read the proxy statement and the instructions on the enclosed proxy card and then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, dating and returning your proxy card in the envelope provided. This will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

        You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of Rite Aid a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or by voting your shares in person at the Annual Meeting, in which case your prior proxy would be disregarded.

By order of the Board of Directors

James J. Comitale Secretary Camp Hill, Pennsylvania June 7, 2019

i

RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on July 17, 2019

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on July 17, 2019:

The proxy statement and annual report, as well as the Company's proxy card, are available at
www.proxyvote.com.

        This proxy statement is being furnished to you by the Board of Directors (the "Board" or "Board of Directors") of Rite Aid Corporation (the "Company" or "Rite Aid") to solicit your proxy to vote your shares at our 2019 Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held on July 17, 2019 at 8:30 a.m., local time, at the office of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036.

        This proxy statement, the foregoing notice and the accompanying proxy card are first being mailed on or about June 7, 2019 to all holders of our common stock, par value $1.00 per share, entitled to vote at the Annual Meeting. At Rite Aid and in this proxy statement, we refer to our employees as associates.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

        Holders of Rite Aid common stock as of the close of business on the record date, June 6, 2019, will receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. At the close of business on the record date, Rite Aid had outstanding and entitled to vote 53,828,701 shares of common stock. No other shares of Rite Aid capital stock are entitled to notice of and to vote at the Annual Meeting.

What matters will be voted on at the Annual Meeting?

        There are four proposals that are scheduled to be considered and voted on at the Annual Meeting:

  •
  Proposal No. 1: Elect eight directors to hold office until the 2020 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

  •
  Proposal No. 2: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

  •
  Proposal No. 3: Conduct an advisory vote to approve the compensation of our named executive officers as presented in this proxy statement; and

  •
  Proposal No. 4: Consider a stockholder proposal seeking a By-Law amendment for a 10% ownership threshold for stockholders to call special meetings.

        Stockholders will also be asked to consider and vote at the Annual Meeting on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. At this time, the Board of Directors is unaware of any matters, other than those set forth above, that may properly come before the Annual Meeting.

What are the Board's voting recommendations?

        The Board recommends that you vote "FOR" the nominees of the Board in the election of directors, "FOR" the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers as presented in this proxy statement, and "AGAINST" the stockholder proposal.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Services, you are considered the "stockholder of record" with respect to those shares.

        If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in "street name" and you are considered the "beneficial owner" of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank, or nominee how to vote your shares, and you will receive separate instructions from your broker, bank, or other holder of record describing how to vote your shares.

How can I vote my shares before the Annual Meeting?

        If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet, or by mail.

  •
  Submitting a Proxy by Telephone:  You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on July 16, 2019, by calling the toll-free telephone number on the enclosed proxy card, 1-800-690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders' identities by using individual control numbers.

  •
  Submitting a Proxy via the Internet:  You can submit a proxy for your shares via the Internet until 11:59 p.m. Eastern Daylight Time on July 16, 2019, by accessing the website listed on the enclosed proxy card, www.proxyvote.com, and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

  •
  Submitting a Proxy by Mail:  If you choose to submit a proxy for your shares by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

        By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the Annual Meeting and vote in person.

        If your shares are held in the name of a bank, broker, or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank's, broker's, or other nominee's voting process. Please check with your bank, broker, or other nominee and follow the voting procedures your bank, broker, or other nominee provides to vote your shares. Also, please note that if the holder of record of your shares is a bank, broker, or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker, or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting; otherwise, you will not be able to vote in person at the Annual Meeting.

If I am the beneficial owner of shares held in "street name" by my broker, will my broker automatically vote my shares for me?

        New York Stock Exchange ("NYSE") rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. However, unless you provide voting instructions to your broker, your broker does not have discretionary authority to vote on the election of directors, the advisory vote on the compensation of our named executive officers, and the vote on the stockholder proposal. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

        If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted "FOR" the nominees of the Board in the election of directors, "FOR" the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers, and "AGAINST" the stockholder proposal.

Could other matters be decided at the Annual Meeting?

        At this time, we are unaware of any matters, other than those set forth above, that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting or any adjournment or postponement of the Annual Meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

Who may attend the Annual Meeting?

        All stockholders are invited to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by the Board of Directors. If you are the beneficial owner of shares held in the name of your broker, bank, or other nominee, you must bring proof of ownership (e.g., a current broker's statement) in order to be admitted to the meeting. You can obtain directions to the Annual Meeting by contacting our Investor Relations Department at (717) 975-3710.

Can I vote in person at the Annual Meeting?

        Yes. If you hold shares in your own name as a stockholder of record, you may come to the Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot. If you are the beneficial owner of shares held in the name of your broker, bank, or other nominee, you must first obtain a legal proxy from your broker, bank, or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting; otherwise, you will not be able to vote in person at the Annual Meeting.

How can I change my vote?

        You may revoke your proxy at any time before it is exercised by:

  •
  Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

  •
  Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;

  •
  Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern Daylight Time on July 16, 2019; or

  •
  Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

        Any written notice of revocation, or later dated proxy, should be delivered to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: James J. Comitale, Secretary

        Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

        If your shares of Rite Aid common stock are held by a bank, broker, or other nominee, you must follow the instructions provided by the bank, broker, or other nominee if you wish to change your vote.

What is an "abstention" and how would it affect the vote?

        An "abstention" occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. An abstention with respect to the election of directors is neither a vote cast "for" a nominee nor a vote cast "against" the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, the advisory vote on compensation of our named executive officers, and the vote on the stockholder proposal will have the same effect as voting "against" the proposal.

What is a broker "non-vote" and how would it affect the vote?

        A broker non-vote occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers will not have such discretionary voting power to vote shares with respect to the election of directors, the advisory vote on the compensation of our named executive officers, and the vote on the stockholder proposal. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote cast and will not be counted as a vote represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote. Accordingly, it is particularly important that beneficial owners of Rite Aid shares instruct their brokers how to vote their shares.

What are the quorum and voting requirements for the proposals?

        In deciding the proposals that are scheduled for a vote at the Annual Meeting, each holder of common stock as of the record date is entitled to one vote per share of common stock. In order to take action on the proposals, a quorum, consisting of the holders of 26,914,351 shares (a majority of the aggregate number of shares of Rite Aid common stock) issued and outstanding and entitled to vote as of the record date for the Annual Meeting, must be present in person or by proxy. This is referred to as a "quorum." Proxies marked "Abstain" and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum.

  Proposal No. 1—Election of Directors

        The affirmative vote of a majority of the total number of votes cast is required for the election of each director nominee named in Proposal No. 1. This means that the votes cast "for" that nominee must exceed the votes cast "against" that nominee. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. For more information on the operation of our majority voting standard, see the section entitled "Board of Directors—Corporate Governance—Majority Voting Standard and Policy."

  Proposal No. 2—Ratification of Independent Registered Public Accounting Firm

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm in Proposal No. 2. Any shares represented and entitled to vote at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal.

  Proposal No. 3—Advisory Vote on Compensation of Named Executive Officers

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for the approval of the advisory vote on the compensation of our named executive officers in Proposal No. 3. Any shares represented and entitled to vote at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Any broker non-votes with respect to the advisory vote on the compensation of our named executive officers will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.

  Proposal No. 4—Stockholder Proposal

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for the approval of the stockholder proposal in Proposal No. 4. Any shares represented and entitled to vote at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the stockholder proposal. Any broker non-votes with respect to the stockholder proposal will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.

What happens if a quorum is not present at the Annual Meeting?

        If the shares present in person or represented by proxy at the Annual Meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of votes present in person or represented by proxy (which may be voted by the proxyholders) may, without further notice to any stockholder (unless a new record date is set), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

Who will count the votes?

        Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Who will conduct the proxy solicitation and how much will it cost?

        We are soliciting proxies from stockholders on behalf of our Board and will pay for all costs incurred by it in connection with the solicitation. In addition to solicitation by mail, the directors, officers and associates of Rite Aid and its subsidiaries may solicit proxies from stockholders of Rite Aid in person or by telephone, facsimile, or email without additional compensation other than reimbursement for their actual expenses.

        We have retained Morrow Sodali, LLC, a proxy solicitation firm, to assist us in the solicitation of proxies for the Annual Meeting. Rite Aid will pay Morrow Sodali a fee of approximately $20,000, plus reasonable out-of-pocket expenses.

        Arrangements also will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in connection with the forwarding of solicitation materials to the beneficial owners of our stock.

        If you have any questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department at (717) 975-3710.

STOCKHOLDER ENGAGEMENT, MANAGEMENT TRANSITION, AND BOARD REFRESHMENT

        Since the termination of the Albertsons transaction in August 2018 and following the 2018 Annual Meeting, we have engaged in enhanced stockholder outreach efforts. These efforts provided an opportunity for independent directors to hear from stockholders directly regarding their perspectives and concerns. In addition, management has communicated with many retail stockholders and received their feedback. We greatly value the insightful input about the Company that our stockholders have provided in these and other exchanges over the past ten months. The feedback from these efforts has been summarized, shared, and considered by the Nominating and Governance Committee and the full Board.

        Investors raised a number of concerns and the Board has taken significant steps to address these items. Specifically, the principal issues raised by our stockholders related to: (1) Board refreshment, (2) an evaluation of management, (3) corporate governance matters, and (4) the Company's sustainability efforts.

New Board Leadership and Composition

        In the course of our stockholder engagement meetings over the past ten months, stockholders expressed concerns regarding the lack of Board refreshment in recent years, as well as concerns regarding our Board governance. The Board reviewed its structure in light of the Company's current operating and governance environment and, effective at the 2018 Annual Meeting, Mr. Standley was succeeded as Chairman of the Board by Bruce G. Bodaken. Subsequently, in December 2018, the Board amended the Company's By-Laws to provide that the Chairman of the Board shall be a director who is independent under the NYSE listing standards and the Company's Corporate Governance Guidelines.

        The Board has significantly accelerated its efforts to change the composition of the Board. As part of this process, at the 2018 Annual Meeting, three of the eight independent directors did not stand for reelection and the Board nominated three new independent directors. As a continuation of this process, two new directors were appointed by the Board following the resignation of two of our directors in April 2019. The five directors who have joined the Board over the past eight months will continue to bring fresh perspectives to the Board. In addition, Mr. Standley has not been nominated for reelection at the Annual Meeting.

        As a result of these changes in the Board's composition, the average tenure of our independent directors has decreased from approximately eight years prior to the 2018 Annual Meeting to approximately four years, with a relatively even distribution among new directors and directors of longer tenure. Through the Board refreshment process, the Board has increased the racial and ethnic diversity on the Board, with half of the Board being racially and ethnically diverse following the Annual Meeting. The Board also made gender diversity a priority as part of its most recent phase of its refreshment, resulting in more than one-third of our Board being women following the Annual Meeting.

Management Transition

        One of the Board's most important tasks is choosing the Company's Chief Executive Officer. Following the 2018 Annual Meeting, the Board continued to engage in rigorous and thoughtful evaluation and discussion regarding the Chief Executive Officer and other management positions. In March 2019, the Company announced a leadership transition and organizational restructuring to better align its structure with the Company's operations and to reduce costs. As part of the leadership transition, the Company announced that the Board would be commencing a search process for a new Chief Executive Officer. Mr. Standley will continue to serve as Chief Executive Officer of the Company until the appointment of his successor but has not been nominated for reelection to the Board at the

Annual Meeting. The Company also announced additional management changes, which were effective in March 2019, and consolidated additional senior leadership roles that resulted in the elimination of certain positions.

Additional Corporate Governance Changes

        Since the 2018 Annual Meeting, the Board has considered and taken action with respect to certain corporate governance practices. In discussions with stockholders, some stockholders expressed a desire for Rite Aid stockholders to have the right to call a special meeting. In addition, our Nominating and Governance Committee has been monitoring trends and developments relating to special meeting rights. As a result of these discussions and trends, in April 2019, the Board amended the Company's By-Laws to permit special meetings of the stockholders of the Company to be called by stockholders holding at least 20% of the Company's common stock.

        At the 2018 Annual Meeting, stockholders approved a proposal requesting that Rite Aid prepare a sustainability report describing the Company's environmental, social and governance ("ESG") risks and opportunities. The Company anticipates that a report describing the Company's ESG risks and opportunities will be released prior to the Annual Meeting. Additional details regarding the Company's consideration of sustainability matters and the related business initiatives the Company has undertaken in recent years are described in the section entitled "Board of Directors—Sustainability."

        At the 2018 Annual Meeting, stockholders approved a proposal requesting that Rite Aid prepare a report describing the corporate governance changes the Company has implemented since 2012 to more effectively monitor and manage financial and reputational risks related to the opioid crisis. The Company anticipates that a report describing the Company's approach to oversight of opioid matters will be released by October 1, 2019. Additional details regarding the Company's oversight of opioid matters and the related business initiatives the Company has undertaken in recent years are described in the section entitled "Board of Directors—Opioid Matter Oversight."

 PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

        Our By-Laws provide that the Board of Directors may be composed of up to 15 members, with the number to be fixed from time to time by the Board. The Board has fixed the number of directors at eight effective as of the Annual Meeting, and there are eight nominees for director at our Annual Meeting.

Director Nominees

        The Board of Directors, based on the recommendation of the Nominating and Governance Committee, has nominated Bruce G. Bodaken, Elizabeth 'Busy' Burr, Robert E. Knowling, Jr., Kevin E. Lofton, Louis P. Miramontes, Arun Nayar, Katherine Quinn, and Marcy Syms to be elected directors at the Annual Meeting. Each of the nominees for director to be elected at the Annual Meeting currently serves as a director of the Company. Mr. Standley will continue to serve as Chief Executive Officer of the Company until the appointment of his successor but has not been nominated for reelection at the Annual Meeting.

        Each director elected at the Annual Meeting will hold office until the 2020 Annual Meeting of Stockholders. Each director elected at the Annual Meeting will serve until his or her successor is duly elected and qualified.

        If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, then the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

 BOARD OF DIRECTORS

        The following table sets forth certain information as of May 31, 2019 with respect to our director nominees. If elected, the term of each of the following persons will expire at the 2020 Annual Meeting of Stockholders.

Name	Age	Position with Rite Aid	Year First Became Director
Bruce G. Bodaken	67	Chairman	2013
Elizabeth 'Busy' Burr	57	Director	2019
Robert E. Knowling, Jr.	63	Director	2018
Kevin E. Lofton	64	Director	2013
Louis P. Miramontes	64	Director	2018
Arun Nayar	68	Director	2018
Katherine Quinn	54	Director	2019
Marcy Syms	68	Director	2005

Board Composition

        The Board is committed to ensuring that it is composed of a highly capable and diverse group of directors who are well-equipped to oversee the success of the business and effectively represent the interests of stockholders. In addition, the Board believes that having directors with both longer and shorter tenures on the Board helps transition the knowledge of the more experienced directors while providing a broad, fresh set of perspectives and a Board with a diversity of experiences and viewpoints. As discussed in the section entitled "Stockholder Engagement, Management Transition, and Board Refreshment" above, the Board has significantly accelerated its efforts to change the composition of the Board over the past eight months. All of the nominees of the Board are independent directors.

        As a result of these changes in the Board's composition, the average tenure of our independent directors has decreased from approximately eight years prior to the 2018 Annual Meeting to approximately four years, with a relatively even distribution among new directors and directors of longer tenure. In addition, half of the Board will be racially and ethnically diverse following the Annual Meeting. The Board also made gender diversity a priority as part of its most recent phase of its refreshment, resulting in more than one-third of our Board being women following the Annual Meeting.

Director Tenure*	Board Racial and Ethnic Diversity*

Board Gender Diversity*

*
The compositions depicted include calculations effective following the Annual Meeting.

        In assessing Board composition and selecting and recruiting director candidates, the Board seeks to maintain an engaged, independent Board with broad experience and judgment that is committed to representing the long-term interests of our stockholders. The Nominating and Governance Committee considers a wide range of factors, including the size of the Board, the experience and expertise of existing Board members, other positions the director candidate has held or holds (including other board memberships), and the candidate's independence. In addition, the Nominating and Governance Committee takes into account a candidate's ability to contribute to the diversity of background and experience represented on the Board, and it reviews its effectiveness in balancing these considerations when assessing the composition of the Board. The Board and Nominating and Governance Committee will continue to evaluate the composition of the Board as a whole as part of its ongoing refreshment in the coming year.

        Since the 2018 Annual Meeting, the Nominating and Governance Committee sought to continue the process of recruiting additional Board members whose qualifications align with the Company's refreshment process and long-term strategy. After considering a number of candidates and comprehensively reviewing these candidates' abilities and qualifications in sourcing candidates to fill the vacancies on the Board due to Joseph B. Anderson's and Michael N. Regan's resignations, the Nominating and Governance Committee recommended Busy Burr and Katherine Quinn for appointment to the Board. The Board appointed both candidates as directors in April 2019.

        The chart below summarizes the qualifications, attributes, and skills for each of our director nominees. The fact that we do not list a particular experience or qualification for a director nominee does not mean that nominee does not possess that particular experience or qualification.

Skills and Experience	Bodaken	Burr	Knowling	Lofton	Miramontes	Nayar	Quinn	Syms
Current/Former CEO	X		X	X				X
Management/Business Operations	X	X	X	X	X	X	X	X
Retail Industry		X					X	X
Healthcare Industry	X	X		X			X
Finance/Accounting		X			X	X
Board/Corporate Governance	X	X	X	X	X	X	X	X

Director Biographies

        Following are the biographies for our director nominees, including information concerning the particular experience, qualifications, attributes, or skills that led the Nominating and Governance Committee and the Board to conclude that such person should serve on the Board:

        Bruce G. Bodaken.    Mr. Bodaken served as Chairman and Chief Executive Officer of Blue Shield of California from 2000 through 2012. Previously, Mr. Bodaken served as President and Chief Operating Officer of Blue Shield of California from 1995 to 2000, and as Executive Vice President and Chief Operating Officer from 1994 to 1995. Prior to joining Blue Shield of California, Mr. Bodaken served as Senior Vice President and Associate Chief Operating Officer of F.H.P., Inc., a managed care provider, from 1990 to 1994 and held various positions at F.H.P. from 1980 to 1990. Currently, Mr. Bodaken sits on the board of WageWorks, Inc., and is a member of its audit committee. He is also a director and member of the Compensation Committee of iRhythm Technologies, Inc.

        Mr. Bodaken brings to the Board in-depth knowledge of the health insurance and managed care industries and more than 20 years of executive leadership skills.

        Busy Burr.    Ms. Burr most recently served as the chief innovation officer and vice president of healthcare trend and innovation at Humana where she was responsible for driving the design, build and adoption of new product platforms in digital health, provider experience, and telemedicine to improve health outcomes, create superior member experiences, and improve health care costs. She also founded Humana's strategic investing practice, Humana Health Ventures. Prior to joining Humana in 2015, Ms. Burr was managing director of Citi Ventures and led large-scale business transformation efforts as the global head of Citi's Business Incubation Function-DesignWorks. Earlier in her career, Ms. Burr spent seven years in investment banking at Morgan Stanley and Credit Suisse First Boston and previously served as vice president of global brand management at Gap, Inc. Ms. Burr holds an MBA from Stanford University and a bachelor's degree in Economics from Smith College. Ms. Burr serves on the Boards of Mr. Cooper Group and Satellite Healthcare and is a member of the Smith College Business Network Advisory Board.

        Ms. Burr brings to the Board extensive experience in the health industry, innovation, business strategy and brand management. Her experience and insights in these areas are directly relevant to the Company's business.

        Robert E. Knowling, Jr.    Mr. Knowling is currently Chairman of Eagles Landing Partners, which specializes in helping senior management formulate strategy, lead organizational transformations, and re-engineer businesses. Mr. Knowling also serves as an advisor-coach to chief executive officers. Mr. Knowling previously served as Chief Executive Officer of Telwares, a JP Morgan Chase/One Equity Partners Private Equity-owned company from 2005 to 2009. From 2001 to 2005, Mr. Knowling was Chief Executive Officer of the New York City Leadership Academy, an independent nonprofit corporation created by Chancellor Joel I. Klein and Mayor Michael R. Bloomberg that is chartered with developing the next generation of principals in the New York City public school system. From 2001 to 2003, Mr. Knowling was Chairman and Chief Executive Officer of SimDesk Technologies, Inc. Prior to this, Mr. Knowling was Chairman, President and Chief Executive Officer of Covad Communications, a Warburg Pincus Private Equity-backed start-up company. Mr. Knowling currently serves on the board of directors of K12 Inc. and Roper Technologies Inc. Mr. Knowling previously served as a director of Convergys Corporation until 2018, Ariba, Inc. until 2012, Heidrick & Struggles International, Inc. until 2015, Hewlett-Packard Company until 2005, and The Immune Response Corporation until 2005.

        Mr. Knowling brings to the Board extensive experience in executive management and leadership roles, including experience leading companies through periods of high growth and organizational turnaround. In addition, his service on other boards of directors of a number of publicly-traded companies enables Mr. Knowling to share insights with the Board regarding corporate governance best practices.

        Kevin E. Lofton.    Mr. Lofton was named Chief Executive Officer of Chicago-based CommonSpirit Health ("CSH"), effective February 1, 2019. CSH is the result of a merger between Catholic Health Initiatives ("CHI") and Dignity Health. With $29 billion in revenues, CSH is one of the largest health delivery systems in the United States. Mr. Lofton joined CHI in 1998 and served as CEO from 2003 until January 2019. Mr. Lofton previously served as Chief Executive Officer of the UAB Hospital in Birmingham and Howard University Hospital in Washington, D.C. Mr. Lofton is also a director and member of the audit and compensation committees of Gilead Sciences, Inc.

        Mr. Lofton brings to the Board an in-depth knowledge and understanding of the healthcare industry and valuable executive leadership skills from senior management and leadership roles in healthcare systems and hospitals.

        Louis P. Miramontes.    Mr. Miramontes worked at KPMG LLP from 1976 to 2014, where he served in many leadership roles, including Managing Partner of the San Francisco office and Senior Partner for KPMG's Latin American region. Mr. Miramontes was also an audit partner directly involved with providing audit services to public and private companies, which included working with client boards of directors and audit committees regarding financial reporting, auditing matters, SEC compliance, and Sarbanes-Oxley regulations. Mr. Miramontes currently serves on the board of directors of Lithia Motors, Inc., one of the largest providers of personal transportation solutions in the U.S., and Oportun, Inc., a mission-driven financial services company.

        Mr. Miramontes brings to the Board extensive experience in accounting, financial reporting, and corporate governance. His experience as an audit partner provides useful insights into financial and regulatory matters relevant to the Company's business.

        Arun Nayar.    Mr. Nayar retired in December 2015 as Executive Vice President and Chief Financial Officer of Tyco International, a $10+ billion fire protection and security company, where he was responsible for managing the company's financial risks and overseeing its global finance functions, including its tax, treasury, mergers and acquisitions, audit, and investor relations teams. Mr. Nayar joined Tyco as Senior Vice President and Treasurer in 2008 and was also Chief Financial Officer of Tyco's ADT Worldwide. From 2010 until 2012, Mr. Nayar was Senior Vice President, Financial Planning & Analysis, Investor Relations, and Treasurer. Prior to joining Tyco, Mr. Nayar spent six years at PepsiCo, Inc., most recently as Chief Financial Officer of Global Operations and, before that, as Vice President and Assistant Treasurer—Corporate Finance. Mr. Nayar currently serves on the Board of Directors of Bemis Company, Inc., a manufacturer of packaging products, and TFI International Inc., a leader in the transportation and logistics industry. Bemis Company, Inc. has announced a combination with Amcor Limited and has announced that Mr. Nayar will be a member of the board of the combined company, Amcor plc, upon consummation of the transaction. Mr. Nayar is also a Senior Advisor to McKinsey & Company and to a private equity firm, BC Partners. He also serves as a board member of privately-held GFL Environmental, a BC Partners portfolio company.

        Mr. Nayar brings over 35 years of financial experience to the Board. His experience as a chief financial officer provides useful insights into operational and financial metrics relevant to the Company's business.

        Katherine Quinn.    Ms. Quinn has served as vice chairman and chief administrative officer of U.S. Bancorp since April 2017 and is responsible for leading human resources, strategy, and corporate affairs at the company. Ms. Quinn joined U.S. Bancorp in 2013 as executive vice president and chief strategy and reputation officer. Prior to joining U.S. Bancorp, Ms. Quinn most recently served as senior vice president and chief marketing officer at Anthem, a health benefits company, where she directed the company's marketing, customer communications, digital, customer experience, and retail strategies. She previously served as Anthem's vice president of corporate marketing. Earlier in her career, Ms. Quinn served as chief marketing and strategy officer at a division of The Hartford, following leadership roles in strategy and product development at CIGNA and PacifiCare Health Systems, respectively. Ms. Quinn earned an MBA from University of Phoenix and a bachelor's degree from Hunter College. In addition to her role at U.S. Bancorp, Ms. Quinn presently serves as a member of the Board of Directors of Taylor Corporation and the Board of Trustees for both United Way U.S.A. and Fraser, a non-profit organization serving children and adults with special needs. She previously served as a member of the Board of Trustees for Minnesota Public Radio until May 2019.

        Ms. Quinn brings to the Board extensive experience in business strategy, marketing, customer experience, and health benefits. Her experience and insights in these areas are directly relevant to the Company's business.

        Marcy Syms.    Ms. Syms served as a director of Syms Corp, a chain of retail clothing stores, from 1983, when she was named President and COO, until 2012. Ms. Syms became CEO of Syms Corp in 1998 and was named Chair in 2010. In November 2011, Syms Corp and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code and ceased all retail operations. Ms. Syms is also a founding member of the board of directors of the Syms School of Business at Yeshiva University. Currently, Ms. Syms serves as President of the Sy Syms Foundation. Ms. Syms served as Founder and President of the TPD Group LLC, a multi-generational succession planning company, from 2013 to 2018. Ms. Syms is also a member of the board of directors of Benco Dental.

        Ms. Syms brings to the Board over 18 years of experience as a chief executive officer of a chain of retail stores, including an array of skills in strategic planning, marketing, and human resources matters similar to those faced by the Company.

Board Leadership

        Mr. Bodaken became Chairman of the Board effective at the 2018 Annual Meeting. The Board has determined that Mr. Bodaken will continue to serve as Chairman of the Board.

        In December 2018, the Board amended the Company's By-Laws to provide that the Chairman of the Board shall be a director who is independent under the NYSE listing standards and the Company's Corporate Governance Guidelines. The Board believes that separation of the Chairman of the Board and Chief Executive Officer positions best serves the needs of the Company and its stockholders. The Board believes that Mr. Bodaken will continue to provide excellent independent leadership of the Board in his role as Chairman.

        As Chairman, Mr. Bodaken's responsibilities subsume the responsibilities of the Lead Independent Director and include:

  •
  presiding at all meetings of the Board, including executive sessions of the non-management directors;

  •
  the authority to call meetings of the Board and of the non-management directors;

  •
  serving as a liaison between the Chief Executive Officer and independent directors and facilitating communications between other members of the Board and the Chief Executive Officer (any director is free to communicate directly with the Chief Executive Officer; the Chair's role is to attempt to improve such communications if they are not entirely satisfactory);

  •
  working with the Chief Executive Officer in the preparation of and approving Board meeting agendas and schedules, and the information to be provided to the Board;

  •
  chairing the periodic review of the performance of the Chief Executive Officer;

  •
  otherwise consulting with the Chief Executive Officer on matters relating to corporate governance and Board performance; and

  •
  if requested by major stockholders, ensuring that he is available, when appropriate, for consultation and direct communication.

Corporate Governance

        We recognize that good corporate governance is an important means of protecting the interests of our stockholders, associates, customers, suppliers, and the community. The Board of Directors, through the Nominating and Governance Committee, monitors corporate governance developments and proposed legislative, regulatory, and stock exchange corporate governance reforms. In April 2019, the Board enhanced our corporate governance by amending the Company's By-Laws to permit special meetings of stockholders of the Company to be called by stockholders holding at least 20% of the Company's common stock.

        Website Access to Corporate Governance Materials.    Our corporate governance information and materials, including our Corporate Governance Guidelines, current charters for each of the Audit Committee, Compensation Committee, Nominating and Governance Committee, and Executive Committee, our Code of Ethics for the CEO and Senior Financial Officers, our Code of Ethics and Business Conduct, our Stock Ownership Guidelines, and our Related Person Transaction Policy are posted on our website at www.riteaid.com under the headings "Corporate Info—Governance" and are available in print upon request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The information on our website is not, and shall not be deemed, a part of this proxy statement. The Board regularly reviews corporate governance developments and will modify these materials and practices from time to time as warranted.

        Codes of Ethics.    The Board has adopted a Code of Ethics that is applicable to our Chief Executive Officer and senior financial officers. The Board has also adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors, and associates. Any amendment to either code or any waiver of either code for executive officers or directors will be disclosed promptly on our website at www.riteaid.com under the headings "Corporate Info—Governance—Code of Ethics."

        Director Independence.    For a director to be considered independent under the NYSE corporate governance listing standards, the Board of Directors must affirmatively determine that the director does not have any direct or indirect material relationship with the Company, including any of the relationships specifically proscribed by the NYSE independence standards. The Board considers all relevant facts and circumstances in making its independence determinations. Only independent directors may serve on our Audit Committee, Compensation Committee, and Nominating and Governance Committee.

        As a result of this review, the Board affirmatively determined that the following directors, including each director serving on the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, satisfy the independence requirements of the NYSE listing standards: Bruce G. Bodaken, Busy Burr, Robert E. Knowling, Jr., Kevin E. Lofton, Louis P. Miramontes, Arun Nayar, Katherine Quinn, and Marcy Syms. The Board also determined that Joseph B. Anderson and Michael N. Regan, who served as directors until April 2019, and David R. Jessick, Myrtle Potter, and Frank A. Savage, who served as directors until October 30, 2018, also satisfied the independence requirements of the NYSE listing standards. The Board also determined that the members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the additional NYSE independence requirements for audit committee members. In addition, the Board has determined that the members of the Compensation Committee satisfy the additional NYSE independence requirements for compensation committee members.

        There is no family relationship between any of the nominees and executive officers of Rite Aid.

        Majority Voting Standard and Policy.    Under the Company's By-Laws, a nominee for director in uncontested elections of directors (as is the case for this Annual Meeting) will be elected to the Board if the votes cast "for" such nominee's election exceed the votes cast "against" such nominee's election. In contested elections, directors will be elected by a plurality of votes cast. For this purpose, a contested election means any meeting of stockholders for which (i) the Secretary of the Company receives a notice that a stockholder (or group of stockholders) has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director or the proxy access requirements, in each case as set forth in the By-Laws and (ii) such nomination has not been withdrawn by such stockholder (or group of stockholders) on or prior to the 14th day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders.

        Under the Company's Corporate Governance Guidelines, a director who fails to receive the required number of votes for reelection in accordance with the By-Laws will, within five days following certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Board, subject to the procedures set forth in the guidelines.

Board Oversight of Risk Management

        The Board of Directors, as a whole and through the various committees of the Board, oversees the Company's management of risk, focusing primarily on five areas of risk: operational, financial performance, financial reporting, legal and regulatory, and strategic and reputational.

        Management of the Company is responsible for developing and implementing the Company's plans and processes for risk management. The Board believes that its leadership structure, described above, supports the risk oversight function of the Board. The Board of Directors, at least annually, reviews with management its plans and processes for managing risk. The Board also receives periodic updates from the Company's compliance and internal assurance services with regard to the overall effectiveness of the Company's risk management program and significant areas of risk to the Company, focusing on the five primary areas of risk set forth above as well as other areas of risk identified from time to time by either the Board, a Board committee, or management.

        In addition, the Board and the Audit Committee receive periodic updates from the Company's Chief Financial Officer, Chief Information Officer, or Chief Information Security Officer on cybersecurity matters, including information services security and security controls over credit card, customer, associate, and patient data. These updates also include information regarding the Rite Aid Information Security Program, managed by Rite Aid's Chief Information Security Officer, which is designed to protect information and critical resources from a wide range of threats in order to ensure business continuity, minimize business risk and maximize return on investments and business opportunities. The objective in the development and implementation of the Information Security Program is to create effective administrative, technical and physical safeguards in order to protect the data of Rite Aid and its subsidiaries and the data of any clients of these entities.

        In addition, other Board committees consider risks within their respective areas of responsibility and advise the Board of any significant risks. For example, the Compensation Committee considers risks relating to the Company's compensation programs and policies and the Audit Committee focuses on assessing and mitigating financial reporting risks, including risks related to internal control over financial reporting and legal and compliance risks.

Compensation-Related Risk Assessment

        The Compensation Committee reviews all incentive plans relative to established criteria and conducts an assessment to ensure that none of our incentive plans encourage excessive risk-taking by our executives or associates. Together with executive management, the Compensation Committee has considered the risks arising from the Company's compensation programs for its executives and associates and has concluded that the compensation policies are not reasonably likely to have a material adverse effect on the Company.

        The Compensation Committee reviews the risk profile and the relationship between the Company's compensation programs to the overall risk profile of the Company. Some of the features of our incentive programs that limit risk include:

  •
  Delivery of compensation through an appropriate mix of base salary, cash incentive bonuses, long-term awards, and benefits.

  •
  Use of a mix of long-term incentive vehicles that reward both stock price appreciation and financial operating performance and have different risk profiles.

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  Incorporation of measures in the performance awards to assess how efficiently and effectively we deploy our assets (return on net assets) and to compare our stock performance against the Russell 3000 Index (total stockholder return).

  •
  Stock ownership guidelines that promote executive stock ownership.

Committees of the Board of Directors

        The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Executive Committee. Current copies of the charters for each of these committees are available on our website at www.riteaid.com under the headings "Corporate Info—Governance—Corporate Governance Committees—Committee Charters."

        The current members of the committees are identified in the following table.

Director	Audit	Compensation	Nominating and Governance	Executive
Bruce G. Bodaken			X	Chair
Busy Burr	X
Robert E. Knowling, Jr.		Chair
Kevin E. Lofton			Chair
Louis P. Miramontes	Chair	X
Arun Nayar	X			X
Katherine Quinn		X
John T. Standley				X
Marcy Syms			X

        Audit Committee.    The Audit Committee, which held nine meetings during fiscal year 2019, currently consists of Louis P. Miramontes (Chair), Busy Burr, and Arun Nayar. The Board has determined that each of these individuals is an independent director under the NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 under the Exchange Act and the additional requirements of the NYSE listing standards for audit committee members. See the section entitled "Corporate Governance—Director Independence" above. The Board has determined that each of these individuals is also "financially literate" under the applicable NYSE listing standards. The Board has determined that both Louis P. Miramontes and Arun Nayar qualify as an "audit committee financial expert" as that term is defined under applicable SEC rules.

        The functions of the Audit Committee include the following:

  •
  Appointing, compensating, and overseeing our independent registered public accounting firm ("independent auditors");

  •
  Overseeing management's fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

  •
  Overseeing the activities of the Company's internal audit function.

        The independent auditors and internal auditors meet with the Audit Committee with and without the presence of management representatives. For additional information, see the section entitled "Audit Committee Report," as well as the Audit Committee's charter, which is posted on our website at www.riteaid.com under the headings "Corporate Info—Governance—Corporate Governance Committees—Committee Charters."

        Compensation Committee.    The Compensation Committee, which held four meetings during fiscal year 2019, currently consists of Robert E. Knowling, Jr. (Chair), Louis P. Miramontes, and Katherine Quinn. The Board has determined that each of these individuals is an independent director under the NYSE listing standards and satisfies the additional independence requirements of the NYSE listing standards for compensation committee members. See the section entitled "Corporate Governance—Director Independence" above.

        The functions of the Compensation Committee include the following:

  •
  Administering Rite Aid's stock option and other equity incentive plans;

  •
  Reviewing and approving the base salaries of the Company's executive officers and reviewing and recommending to the Board the base salary of the CEO;

  •
  Reviewing and approving the Company's goals and objectives relevant to the incentive-based compensation of the Company's executive officers (including the CEO), evaluating the performance of the Company's executive officers (including the CEO) in light of these goals and objectives, and determining and approving the incentive-based compensation of the Company's executive officers (including the CEO) based on such evaluation;

  •
  Setting corporate performance targets under all annual bonus and long-term incentive compensation plans as appropriate and determining annually the individual bonus award opportunities for the Company's executive officers; and

  •
  Reviewing and approving all executive officers' employment agreements and severance arrangements.

        The Compensation Committee reviews the performance of the Company's executive personnel, including the Company's named executive officers, and develops and makes recommendations to the Board of Directors with respect to executive compensation policies. The Compensation Committee is empowered by the Board of Directors to award to executive officers appropriate bonuses, stock options, stock appreciation rights, and stock-based awards. The details of the processes and procedures for the consideration and determination of the compensation of our named executive officers are described in the section entitled "Executive Compensation—Compensation Discussion and Analysis." The objectives of the Compensation Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent, to reward performance, and to fix a portion of compensation to the outcome of the Company's performance.

        As provided in its charter, the Compensation Committee has the authority to engage an external compensation consultant and to determine the scope of any services provided. The Compensation Committee may terminate the engagement at any time. The external compensation consultant reports to the Compensation Committee Chair.

        Since June 2010, the Compensation Committee has utilized Exequity LLP as its independent consultant. With respect to fiscal year 2019, Exequity LLP reviewed recommendations and analysis prepared by management and provided advice and counsel to the Compensation Committee. Exequity LLP does not provide any other services to the Company. The Compensation Committee has assessed the independence of Exequity LLP, taking into consideration the factors set forth in the NYSE listing standards and SEC rules, and determined that the engagement of Exequity LLP does not raise any conflicts of interest.

        Nominating and Governance Committee.    The Nominating and Governance Committee, which held eight meetings during fiscal year 2019, currently consists of Kevin Lofton (Chair), Bruce G. Bodaken, and Marcy Syms. The Board has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled "Corporate Governance—Director Independence" above.

        The functions of the Nominating and Governance Committee include the following:

  •
  Identifying and recommending to the Board individuals qualified to serve as Rite Aid directors;

  •
  Recommending to the Board individual directors to serve on committees of the Board;

  •
  Advising the Board with respect to matters of Board composition and procedures;

  •
  Developing and recommending to the Board a set of corporate governance principles applicable to Rite Aid and overseeing corporate governance matters generally;

  •
  Overseeing the annual evaluation of the Board and management; and

  •
  Reviewing and approving or ratifying related person transactions in which the Company is a participant.

        Executive Committee.    The members of the Executive Committee currently are Bruce G. Bodaken (Chair), Arun Nayar, and John T. Standley. The Executive Committee did not meet during fiscal year 2019. The Executive Committee, except as limited by Delaware law, is empowered to exercise all of the powers of the Board of Directors.

Nomination of Directors

        The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering such recommendations, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

  •
  The name of the stockholder and evidence of the person's ownership of Rite Aid stock, including the number of shares owned and the length of time of ownership; and

  •
  The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Rite Aid director, and the person's consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

        The stockholder recommendation and information described above must be sent to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year. Generally, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not fewer than 120 days prior to the anniversary date of Rite Aid's most recent annual meeting of stockholders. In the event an annual meeting is held on a date that is not within 25 days of such anniversary date, recommendations will be considered by the Nominating and Governance Committee in due course.

        The Board seeks to maintain an engaged, independent Board with broad experience and judgment that is committed to representing the long-term interests of our stockholders. The Nominating and Governance Committee believes that the minimum qualifications for serving as a Rite Aid director are that a candidate demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of Rite Aid's business and affairs and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate's specific experiences and skills, availability in light of other commitments, potential conflicts of interest, and independence from management and the Company. The Nominating and Governance Committee also takes into account a candidate's ability to contribute to the diversity of background and experience represented by the Board. The Nominating and Governance Committee assesses its achievement of diversity through the review of Board composition as part of the Board's annual self-assessment process.

        The Nominating and Governance Committee identifies potential candidates by asking current directors and executive officers to notify the committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the committee will also consider candidates recommended by stockholders.

        The Nominating and Governance Committee may review publicly available information, conduct an interview and/or check references to assess the person's accomplishments and qualifications in light of the needs of the Board and the accomplishments and qualifications of any other candidates that the committee might be considering. The committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

        Russell Reynolds Associates, an executive search consulting firm, assisted the Nominating and Governance Committee in sourcing director candidates as part of the continuation of the Board's accelerated refreshment process. With respect to the two additions to the Board in April 2019, Busy Burr and Katherine Quinn were both vetted and recommended by Russell Reynolds Associates to the Nominating and Governance Committee for the Committee's consideration for appointment as independent directors.

Executive Sessions of Non-Management Directors

        In order to promote discussion among the non-management directors, regularly scheduled executive sessions (i.e., meetings of non-management directors without management present) are held to review such topics as the non-management directors determine. Mr. Bodaken, our Chairman of the Board, presides at our executive sessions. The non-management directors met in executive session 14 times during fiscal year 2019.

Communications with the Board of Directors

        The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee, or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management directors, a committee of directors, or any individual directors, including our Independent Chairman of the Board, correspondence should be addressed to the Board of Directors or any such individual directors, or committee of directors by either name or title. All such correspondence should be sent to Rite Aid Corporation, c/o Secretary, P.O. Box 3165, Harrisburg, Pennsylvania 17105. To communicate with any of the directors electronically, stockholders should go to our website at www.riteaid.com. Under the headings "Corporate Info—Governance—Board of Directors—Contact the Board of Directors" you will find an on-line form, as well as an email address, that may be used for writing an electronic message to the Board, the non-management directors, any individual directors, or any committee of directors. Please follow the instructions on the website in order to send your message.

        All communications received as set forth above will be opened by the Secretary for the purpose of determining whether the contents represent a message to the directors, and depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non-management directors, an individual director, or a committee of directors, as appropriate. The Secretary will make sufficient copies of the contents to send to each director who is a member of the Board or of the committee to which the envelope or email is addressed.

Directors' Attendance at Board, Committee, and Annual Meetings

        The Board of Directors held 26 meetings during fiscal year 2019. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings held by all committees on which such director served, during the period for which such director served.

        It is our policy that directors are invited and encouraged to attend the annual meeting of stockholders. Eight of our nine directors serving on the Board or nominated to serve on the Board at the time of the meeting attended the 2018 Annual Meeting of Stockholders.

Sustainability

        At the 2018 Annual Meeting, stockholders approved a proposal requesting that Rite Aid prepare a sustainability report describing the Company's environmental, social, and governance (ESG) risks and opportunities. A report describing the Company's ESG risks and opportunities will be released prior to the Annual Meeting. When available, the report will be posted on our website at www.riteaid.com under the headings "Corporate Info—Investor Relations."

        At Rite Aid, we are dedicated to integrating Environmental, Social, and Governance initiatives into our operations, not only to retain value for our shareholders, our customers, and our associates, but also because "integrity in all we do" is one of our core values.

        We have a corporate social responsibility committee comprised of senior level leadership stakeholders with cross functional representation within the Company. The corporate social responsibility committee produces our annual CSR report and leads progress on sustainability initiatives and programs throughout the company. Our corporate social responsibility committee provides corporate social responsibility updates to our Board.

        Our Code of Business Ethics and Conduct outlines our core values and describes additional corporate policies on ESG issues, including polices in the areas of, among others, customer and worker safety and environmental management, including energy and waste minimization. We expect our officers, directors, and associates to uphold the standards set forth in the Code of Business Ethics and Conduct at work every day.

        We conduct our business in compliance with applicable environmental, health, and safety regulations. We view conserving energy, avoiding the unnecessary generation of waste, and carrying out company activities in ways that preserve and promote a clean, safe, and healthy environment as the environmental and social sustainability priorities for our business.

        We view adopting green business principles as part of our overall business strategy and believe it is a conscientious decision for our business, our community, and the environment. Over the past five years, we have made significant investments in energy efficiency and waste reduction initiatives and have committed to building new and remodeled stores to meet or exceed the national building code standards for energy efficiency. For example, in striving to conserve energy and avoid the unnecessary generation of waste, we have installed LED lighting to reduce our annual electric consumption by 18 million KWh, completed a redesign of our Thrifty Ice Cream Plant in El Monte, California, which included upgrades to a safer refrigeration system and to lighting and HVAC systems to reduce our annual electric consumption by eight million kWh, and installed a 1098 kW solar system at our distribution center in Lancaster, California that produces 30% of the location's power needs. Over the past three years, we have seen a steady decrease in energy consumption in our retail stores and have reduced our total energy consumption in our retail stores during that period by 19,031,630 kWh on a comparable store basis. In addition, Rite Aid utilizes best-in-class architectural and engineering design firms that employ Building Council LEED™-accredited staff in order to help us develop our new store designs that meet or exceed the national building code standards for energy efficiency.

        We have established a Chemical Policy and, in 2018, we expanded our Restricted Substances List as part of our ongoing efforts to meet customer expectations for chemical management and product safety. We have been working closely with our supplier partners to eliminate eight chemicals of high concern from formulated private brand items since 2016, and we expect to eliminate these chemicals from our private brand items by 2020. We have also expanded our Restricted Substances List to bring the total number of restricted chemicals from eight to 69. To assist stakeholders in understanding the impact of these initiatives, in 2019 we will begin reporting progress towards 100% elimination of the eight chemicals of high concern from our private brand products and the number of new products launched in a year that are free of the eight chemicals of high concern. Our long-term goal is to extend the Chemical Policy to cover all of the products sold in our stores. In 2019, we plan to extend the chemical program to cover formulated products like over-the-counter medications, vitamins and supplements, as well as food and beverages.

        We have also implemented "Responsible Sourcing Guidelines" (and objectives) to promote supply chains that support responsible forest management, the appropriate use of recycled content and responsible sourcing, including transparency, protocols, and mechanisms to track the wood fiber in the supply chain from its origin to the forest products supplied to Rite Aid and its customers. Our initial goal is to address the largest volume of forest products used in Rite Aid's daily business operations, such as advertising circular papers, copy and print paper and the pharmacy bags and labels used by our pharmacy and distribution centers. We have already made significant progress in achieving our goal, with 100% of the paper purchased for our advertising circulars being sourced from responsibly managed, forest-based suppliers that are compliant with independent forest certification standards.

        Further information about our commitment to sustainability is available on our website under the headings "Corporate Info—Environmental Responsibility" and "Corporate Info—Chemical Policy."

Opioid Matter Oversight

        The Board, the Company's management, and the Company's employees recognize the opioid epidemic that is afflicting Americans across the United States as a serious public health issue, and we have publicly expressed our commitment to addressing opioid abuse in the communities we serve. At the 2018 Annual Meeting, stockholders approved a proposal requesting that Rite Aid prepare a report describing the corporate governance changes the Company has implemented since 2012 to more effectively monitor and manage financial and reputational risks related to the opioid crisis. The Company anticipates that a report describing the Company's approach to oversight of opioid matters will be released by October 1, 2019.

        The Board and management review the Company's plans and processes for managing risk at least annually. The Board oversees risk management and considers specific risk topics on an ongoing basis, including the risks associated with opioid medications. The Board also receives periodic updates from internal subject matter experts with regard to the overall effectiveness of the Company's risk management program and significant areas of risk to the Company, focusing on the five primary areas of risk set forth above as well as other areas of risk identified from time to time by the Board, a Board committee, or management, and including risks related to opioid dispensing and the status of ongoing initiatives to combat addiction risk in the communities Rite Aid serves. In addition, each Board committee regularly reports to the full Board on risks within their respective areas of responsibility. For example, the Compensation Committee annually reviews the Company's compensation plans, programs, and policies as they relate to the Company's risk management. Rite Aid management will continue to keep the Board updated on a regular basis concerning opioid dispensing-related activities and initiatives to combat addiction.

        At Rite Aid, we take our role as a community healthcare provider very seriously. This means going beyond simply complying with state laws and regulations to also raise awareness about important issues like prescription drug safety and drug abuse prevention. We are also committed to raising awareness about important issues like drug abuse prevention and prescription drug safety while advocating for increased access to education, treatment, and proper medication disposal. As one of health care's most accessible practitioners, pharmacists are uniquely positioned to help educate their patients and communities about promoting prescription safety. We are committed to working with our customers, local law enforcement, community groups, and both federal and state agencies to help reduce the opioid epidemic that is impacting our communities throughout the United States. Rite Aid's comprehensive strategy to address opioid and other drug abuse and misuse includes:

  •
  Educating our patients so they understand the risks of opioid abuse starting with their first opioid prescription, including providing all patients with new opioid prescriptions with mandatory counseling on their prescription from Rite Aid pharmacists.

  •
  Making DisposeRx, a first-of-its-kind opioid disposal solution, available at all of Rite Aid's pharmacies nationwide. Rite Aid provides DisposeRx packets to patients with new opioid prescriptions and offers DisposeRx packets to patients with chronic opioid prescriptions every six months. DisposeRx packets contain a biodegradable powder that, when mixed with water in the prescription vial, dissolves drugs, forming a viscous gel which may be safely discarded in the trash.

  •
  Making naloxone, a medication that can be used to reverse the effects of an opioid overdose, available without a prescription at all of Rite Aid's pharmacies nationwide.

  •
  Supporting the Centers for Disease Control and Prevention guidelines for prescribing opioids, including limiting acute opioid prescriptions to a seven-day supply, limiting the daily dosage of opioids dispensed based on the strength of the opioid, and requiring the use of immediate-release formulations of opioids before extended-release opioids are dispensed.

  •
  Providing ongoing education and training of Rite Aid pharmacists, including risk factors for opioid abuse, how to identify symptoms of an overdose and what to do in the event of an overdose, an overview of the naloxone therapies available, and proper administration of each and recommendations for follow-up care.

  •
  Participating in prescription drug monitoring programs, assuring that all pharmacists are registered for the programs in their respective state(s) of practice, and including a "red flag" process for pharmacists to regularly review prescriptions for patients.

  •
  Adding resources on drug safety and disposal on www.riteaid.com under the headings "Pharmacy & Immunizations—Drug Safety & Disposal." Visitors can search for a disposal site in their community, learn how to properly dispose of medication at home, access resources provided by the Food and Drug Administration and the Drug Enforcement Administration ("DEA"), and find information on treatment for drug abuse and addiction.

  •
  Continuing its process to identify physicians with questionable prescription writing practices and, when appropriate, proactively discontinuing filling controlled substances for certain prescribers.

  •
  Continuing to support National Take-Back Days to encourage our patients to bring their unused or unwanted medications to designated sites sponsored by local law enforcement and the DEA for proper handling.

  •
  Developing the KidsCents Safe Medication Disposal program that is supported through the Rite Aid Foundation, which provides medication disposal units, free of charge, to local and state law enforcement agencies and enables individuals to drop off unwanted or expired medications in secure, safe locations. The Rite Aid Foundation committed $1 million to this initiative and, to date, over 450 units have been installed across the country since the launch of the program in August 2017.

  •
  Adding 100 new Safe Medication Disposal units in select Rite Aid stores nationwide.

  •
  Through the Rite Aid Foundation, committing $1.7 million over three years in partnership with EVERFI, a leading education technology company, to educate high school students to make safe and healthy decisions about prescription drugs. The digital prescription drug abuse prevention course is the flagship initiative of the Prescription Drug Safety Network, the nation's first public-private initiative to combat prescription drug abuse by providing prevention education to schools.

        Further information about medication safety and disposal is available on our website under the headings "Pharmacy & Immunizations—Drug Safety & Disposal."

Directors' Compensation

        Each non-management director receives an annual payment of $100,000 in cash, payable quarterly in arrears. In addition, (i) the Lead Independent Director received an additional annual payment of $25,000 (for so long as the Board had a Lead Independent Director); (ii) the Independent Chairman of the Board receives an additional annual payment of $100,000; (iii) the Chair of the Audit Committee receives an additional annual payment of $20,000; (iv) the Chairs of the Compensation Committee and the Nominating and Governance Committee each receive an additional annual payment of $10,000; and (v) each member of the Audit Committee (other than the Chair) receives an additional annual payment of $10,000. Non-management directors also receive an annual award of restricted stock units valued at $120,000 (with the number of shares subject to the grant calculated by dividing 120,000 by the closing price of our common stock on the day before the date of grant, rounded to the nearest whole share). Prior to 2019, the annual grant provided for vesting with respect to 80% on the first anniversary of the grant and 10% on each of the second and third anniversaries of the grant. The Compensation Committee undertook a review of non-management director compensation in December 2018. The Compensation Committee engaged with independent compensation consultant Exequity LLP to provide a recommendation of our overall director compensation as compared to our new peer group as discussed in the section entitled "The Compensation Committee's Process—Assessment of Company performance." As a result of the recommendation to, and approval by, the Board of Directors, for fiscal year 2019 the amount of each of the annual cash retainer and annual stock-based award described above remain unchanged. The annual stock-based award for fiscal year 2019 vests on the date of grant and the shares subject to the grant become payable on a deferred basis upon the separation from service of the director. Directors who are officers and/or Rite Aid associates receive no separate compensation for service as directors or committee members. Directors are reimbursed for travel and lodging expenses associated with attending Board of Directors and Board committee meetings.

        Non-management directors are subject to our Stock Ownership Guidelines discussed on pages 51 to 52.

 DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2019

        The following Director Compensation Table sets forth fees, awards, and other compensation paid to or earned by our non-management directors who served during the fiscal year ended March 2, 2019:

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change In Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Joseph B. Anderson, Jr.	108,288	120,000	—	—	—	—	228,288
Bruce G. Bodaken	117,120	120,000	—	—	—	—	237,120
Robert E. Knowling	18,832	120,000	—	—	—	—	138,832
Kevin E. Lofton	110,000	120,000	—	—	—	—	230,000
Louis P. Miramontes	25,524	120,000	—	—	—	—	145,524
Arun Nayar	18,832	120,000	—	—	—	—	138,832
Michael N. Regan	130,973	120,000	—	—	—	—	250,973
Marcy Syms	112,163	120,000	—	—	—	—	232,163
David R. Jessick(3)	99,457	—	—	—	—	—	99,457
Myrtle Potter(3)	82,880	—	—	—	—	—	82,880
Frank A. Savage(3)	82,880	—	—	—	—	—	82,880

(1)
Represents the grant date fair value of stock awards granted in February 2019 in respect of fiscal year 2019 in accordance with Financial Accounting Standards Board ("FASB") Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 17 to our financial statements contained in the Company's Annual Report on Form 10-K as filed with the SEC on April 25, 2019. Delivery of the shares underlying the stock awards is deferred until the directors' separation from services.

(2)
The number of unvested restricted stock awards outstanding as of March 2, 2019 for each director is detailed in the table below.

Name	Grant Date	Number of Stock Awards (#)
Joseph B. Anderson, Jr.	June 22, 2016	77
	July 17, 2017	519
Bruce G. Bodaken	June 22, 2016	77
	July 17, 2017	519
Kevin E. Lofton	June 22, 2016	77
	July 17, 2017	519
Michael N. Regan	June 22, 2016	77
	July 17, 2017	519
Marcy Syms	June 22, 2016	77
	July 17, 2017	519
David R. Jessick(3)	—	—
Myrtle Potter(3)	—	—
Frank A. Savage(3)	—	—
(3)
Each of Ms. Potter and Messrs. Jessick and Savage served as a member of the Board through the date of our 2018 Annual Meeting. Any outstanding, unvested shares were cancelled upon their separation from the Board.

 PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The accounting firm of Deloitte & Touche LLP ("Deloitte & Touche") has been selected as the independent registered public accounting firm for the Company for the fiscal year ending February 29, 2020. Deloitte & Touche has audited the accounts and records of Rite Aid and its subsidiaries since 2000. Although the selection of accounting firms does not require ratification, the Board of Directors has directed that the appointment of Deloitte & Touche be submitted to the stockholders for ratification due to the significance of their appointment by the Company. If the stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee will consider the appointment of another independent registered public accounting firm. A representative of Deloitte & Touche will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020.

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with the requirements of Section 14A of the Exchange Act, we are including in this proxy statement a resolution, subject to stockholder vote, to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (as defined in the section entitled "Executive Compensation—Compensation Discussion and Analysis").

        Prior to voting, stockholders should carefully review our discussion of the compensation of our Named Executive Officers, as presented in the Compensation Discussion and Analysis, tables, and narrative disclosure on pages 33 to 66, as well as the discussion of modifications made as a result of stockholder outreach efforts on pages 36 to 37, and the discussion regarding the Compensation Committee on pages 17 to 18.

        The Company's primary compensation goals for our Named Executive Officers are to attract, motivate, and retain the most talented and dedicated executives and to align the interests of our Named Executive Officers with the interests of our stockholders. The Company's compensation programs are designed to reward our Named Executive Officers for the achievement of annual and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Company encourages stockholders to review the executive compensation disclosure in the Compensation Discussion and Analysis section and executive compensation tables in this proxy statement for complete details of its compensation program for its Named Executive Officers, changes made since the prior fiscal year, and how the program is designed to achieve the Company's compensation objectives.

        We believe that the Company's compensation programs for its Named Executive Officers have operated to appropriately align pay with performance and enabled the Company to attract and retain talented executives within our industry, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

        We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives you as a stockholder the opportunity to express your views on our fiscal year 2019 compensation for our Named Executive Officers. This vote is not intended to address any specific item of compensation; rather, the vote relates to the overall compensation of our Named Executive Officers as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        Accordingly, the following resolution is submitted for a stockholder vote at the Annual Meeting:

        "RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion."

        Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, the Compensation Committee and the Board will carefully review the results of the stockholder vote. The Compensation Committee will consider stockholders' concerns and take them into account in future determinations concerning compensation of its Named Executive Officers. The Board therefore recommends that you indicate your support for the compensation of the Company's Named Executive Offices in fiscal year 2019, as outlined in the above resolution.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE APPROVAL OF THE COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS,
AS DISCLOSED IN THIS PROXY STATEMENT.

 STOCKHOLDER PROPOSAL

        We expect the following proposal (Proposal No. 4 on the proxy card) to be presented by stockholders at the Annual Meeting. The proposal and supporting statement may contain assertions about Rite Aid or other statements that we believe are incorrect. We have not attempted to refute all of these inaccuracies, and the Company is not responsible for the content of the proposal. The Board has recommended a vote against the proposal for the reasons set forth following the proposal.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL—SEEKING A BY-LAW AMENDMENT FOR A 10% OWNERSHIP
THRESHOLD FOR STOCKHOLDERS TO CALL SPECIAL MEETINGS

        Steven Krol, who owns approximately 12,763 shares of common stock (based on information provided to us by Mr. Krol and adjusted to reflect the reverse stock split that occurred in April 2019) and whose address will be provided by the Company promptly upon oral or written request, has notified us that he intends to present the following proposal at the Annual Meeting. The Board of Directors strongly opposes adoption of the proposal and asks stockholders to review the Board's response, which follows the proposal and the proponent's supporting statement below.

Stockholder Proposal and Supporting Statement

  RESOLVED, shareholders recommend our board amend the bylaws and other necessary governing documents to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareholder meeting. Numerous Fortune 500 companies allow this, and in this percentage. This proposal does not impact the existing board/senior management's sole power to call such a special meeting, now denied other shareholders in our company by-laws, although otherwise permitted under Delaware law.

  Special meetings allow shareholders to vote on important matters, such as electing new directors, that can arise between annual meetings, the lack of which can and have negatively impacted our stock price over the recent years. Our recent resignation of 3 directors could have easily occurred much sooner than the October 2018 Annual Meeting, which was already delayed more than 15 months since the prior Annual Meeting. Delaware law requires an Annual Meeting take place no later than 13 months from the previous Meeting. While our board has indicated a desire to continue to refresh the board, there appears no urgency to do so, and certainly not before an Annual Meeting.

  The Albertsons merger announcement could have been abandoned soon after February 2018 at a Special Meeting, rather than wasting double digit millions of shareholder dollar assets to close a seriously flawed merger attempt, even according to ISS and Glass Lewis, which was not terminated until less than 24 hours before the vote! Millions of dollars in retention bonuses, and millions more in stock options bestowed on senior management recently could have likewise been avoided altogether.

  The 2018 proxies revealed the board's private discussions with many of the top holders after the termination of the Albertsons merger, whose specific conversations were not divulged to all other stockholders. A special meeting, many months before this could have allowed all attending stockholders, large and small, their input with the board and places investors in a much better and timely position to ask for immediate improvements, such as director replacement.

  Please vote "FOR" Proposal # 4 to increase management accountability to all its shareholders and enhance shareholder value.

 THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
"AGAINST" THIS
PROPOSAL FOR THE FOLLOWING REASONS:

        The Board believes this stockholder proposal is unnecessary as our stockholders already have the right to call special meetings.

        As discussed on pages 7 to 8 of this proxy statement, the Company has had a more robust stockholder engagement program in recent months. After carefully considering feedback from our stockholders, in April 2019, the Board amended our By-Laws to permit special meetings of the stockholders to be called by stockholders of record holding at least 20% of the Company's common stock. The Board believes that a 20% ownership threshold for the right to call special meetings strikes a reasonable and appropriate balance between enhancing stockholder rights and protecting against the risk that a small group of stockholders, including stockholders with special interests, could call special meetings.

        Allowing a small group of stockholders to call special meetings could be detrimental to the interests of a majority of our stockholders and other stakeholders. The Company's current 20% ownership threshold provides a reasonable number of stockholders with a meaningful right to require the Company to hold a special meeting without exposing the Company and its stockholders to unreasonable expense and disruption. These costs can be significant, including the costs of preparing and distributing proxy materials and the diversion of Board and management attention from the oversight and management of our business. Because special meetings require a considerable investment in resources, they should be limited to circumstances where a meaningful number of stockholders believe a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings. We believe a 20% threshold strikes the necessary balance between enhancing our stockholders' ability to act on important matters in between annual meetings and protecting the Company and other stockholders by allowing only a meaningful group of stockholders to exercise this right.

        The Board believes that the Company's current special meeting stockholder right should be evaluated in the context of our demonstrated commitment to best practices and accountability and responsiveness to our stockholders. Our governance practices, including ways to communicate with our Board, are described on pages 14 to 24 of this proxy statement. In particular, as described on page 20 of this proxy statement, stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail or electronically.

        We actively engage with our stockholders throughout the year, and we share feedback from those discussions with our entire Board. At times, our directors participate in those discussions and speak to stockholders directly. Following engagement with our stockholders, the Board accelerated the Board refreshment process, nominating three new independent directors at the 2018 Annual Meeting and appointing two new independent directors in April 2019. In addition, the Board has a history of being responsive to stockholders, amending our By-Laws in April 2015 to adopt a proxy access right and in December 2018 to require that the Chairman of the Board be an independent director. Additionally, following the 2018 annual meeting, the Company is working to produce reports on the Company's consideration of sustainability matters and the Company's approach to oversight of opioid matters, which are discussed on pages 21 to 24 of this proxy statement.

        In view of the existing right of stockholders to call special meetings and our other sound governance practices that ensure accountability of the Board and management to stockholders, the Board believes this stockholder proposal is unnecessary and not in the best interests of stockholders.

RECOMMENDATION

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS THAT YOU VOTE "AGAINST" THE STOCKHOLDER PROPOSAL SEEKING A
BY-LAW AMENDMENT FOR A 10% OWNERSHIP THRESHOLD FOR STOCKHOLDERS TO CALL
SPECIAL MEETINGS.

 EXECUTIVE OFFICERS

        Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information, as of May 31, 2019, regarding the current executive officers of Rite Aid.

Name	Age	Position with Rite Aid
John T. Standley(1)	56	Chief Executive Officer
Bryan B. Everett	46	Chief Operating Officer
Matthew Schroeder	49	Chief Financial Officer
Jocelyn Z. Konrad	49	Executive Vice President, Pharmacy and Retail Operations
Brian Hoover	54	Chief Accounting Officer
Ben Bulkley	56	Chief Executive Officer of EnvisionRxOptions

(1)
On March 12, 2019, the Company announced that the Board was commencing a search process for a new Chief Executive Officer.

        John T. Standley.    Mr. Standley, Chief Executive Officer, has been Chief Executive Officer since June 2010 and was President from September 2008 until June 2013. Mr. Standley served as Chairman of the Board from June 21, 2012 through October 30, 2018. He was the Chief Operating Officer from September 2008 until June 2010. He also served as a consultant to Rite Aid from July 2008 to September 2008. From August 2005 through December 2007, Mr. Standley served as Chief Executive Officer and was a member of the board of directors of Pathmark Stores, Inc. From June 2002 to August 2005, he served as Senior Executive Vice President and Chief Administrative Officer of Rite Aid and, in addition, in January 2004 was appointed Chief Financial Officer of Rite Aid. He had served as Senior Executive Vice President and Chief Financial Officer of Rite Aid from September 2000 to June 2002 and had served as Executive Vice President and Chief Financial Officer of Rite Aid from December 1999 until September 2000. Mr. Standley served on the SUPERVALU INC. board of directors from May 2013 to July 2015 and on the board of directors of CarMax, Inc. from August 2017 to January 2018. Mr. Standley currently serves on the National Association of Chain Drug Stores' board of directors and is a member of the Board's Executive Committee.

        Bryan B. Everett.    Mr. Everett was appointed Chief Operating Officer as of March 12, 2019. Prior to his promotion to this position, Mr. Everett served as Chief Operating Officer of Rite Aid Stores since September 1, 2017. Prior to that position, Mr. Everett served as the Executive Vice President of Store Operations since joining the Company on August 3, 2015. Previously, Mr. Everett served as the Senior Vice President of Store Operations at Target Corporation, overseeing the support functions and strategy for all stores. From February 2011 to March 2014, Mr. Everett served as the Senior Vice President of Target stores in the north region, with responsibility for total operations of 457 stores. Mr. Everett held multiple senior leadership positions in stores, operations, and merchandising at Target since 2002. Prior to joining Target, Mr. Everett held leadership positions in the grocery industry with Aldi Foods and Fleming Wholesale.

        Jocelyn Z. Konrad.    Ms. Konrad was appointed Executive Vice President, Pharmacy and Retail Operations effective March 12, 2019, after serving in the role as Executive Vice President, Pharmacy since August 3, 2015. Prior positions at Rite Aid include Regional Pharmacy Vice President, President of Healthcare Initiatives and most recently, Group Vice President of Pharmacy Initiatives and Clinical Services. Prior to joining Rite Aid, Ms. Konrad served as a District Manager for Eckerd Pharmacy from 1997 through 2007. From 1992 to 1997, she served as a pharmacist for Thrift Drug Pharmacy. Ms. Konrad is a registered pharmacist and holds a Bachelor of Science degree from Philadelphia College of Pharmacy and Science.

        Matthew Schroeder.    Mr. Schroeder was appointed Chief Financial Officer as of March 12, 2019. Prior to his promotion to this position, Mr. Schroeder served as Senior Vice President, Chief Accounting Officer and Treasurer of Rite Aid Corporation since 2017. Mr. Schroeder joined Rite Aid in 2000 as Vice President of Financial Accounting and served as Group Vice President of Strategy, Investor Relations and Treasurer from 2010 to 2017. Prior to joining the Company, Mr. Schroeder worked for Arthur Andersen, LLP, where he held several positions of increasing responsibility, including audit senior and audit manager. He also currently serves as treasurer and a member of the board of directors of The Rite Aid Foundation.

        Brian Hoover.    Mr. Hoover was appointed Chief Accounting Officer as of March 12, 2019. Prior to his promotion to this position, Mr. Hoover served as Group Vice President and Controller of the Company since 2017. Prior to that position, Mr. Hoover served as Vice President, Financial Reporting and Accounting from 2008 to 2017. Over the past 24 years, Mr. Hoover has served in various positions of increasing responsibility at the Company in financial analysis, category management and marketing, budgeting, and accounting.

        Ben Bulkley.    Mr. Bulkley was appointed Chief Executive Officer of EnvisionRxOptions as of February 21, 2019. Prior to joining the Company, he most recently served as chief executive officer and co-founder of Trellis Rx, a private equity-backed company that builds specialty pharmacies for health systems. Prior to Trellis Rx, Mr. Bulkley led the specialty businesses of Aetna Inc., including its pharmacy, behavioral health, and TPA businesses. Mr. Bulkley has also served as chief operating officer of Allscripts Health Solutions, Inc., a healthcare IT platform provider focused on connected care; senior vice president of global commercial operations at Invitrogen, a provider of life sciences technologies for disease research and drug discovery; and vice president and general manager of global services in the IT division of General Electric Company's Healthcare business.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our fiscal year 2019 executive compensation program for the individuals named below. We refer to these individuals throughout this Compensation Discussion and Analysis and the accompanying tables as our "Named Executive Officers."

Name	Title
John T. Standley	Chief Executive Officer
Kermit Crawford(1)	President and Chief Operating Officer
Darren W. Karst(2)	Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Bryan B. Everett(3)	Chief Operating Officer, Rite Aid Stores
Jocelyn Z. Konrad(4)	Executive Vice President, Pharmacy

(1)
Mr. Crawford left the Company as of March 12, 2019.

(2)
Mr. Karst left the Company as of May 31, 2019.

(3)
Mr. Everett was promoted to Chief Operating Officer of the Company effective March 12, 2019.

(4)
Ms. Konrad was promoted to Executive Vice President, Pharmacy and Retail Operations effective March 12, 2019.

Executive Summary

  Our Company

        Rite Aid is the third largest retail drugstore chain in the United States based on revenues and number of stores and has Pharmacy Benefits Management ("PBM") operations through EnvisionRxOptions and its affiliates. As of March 2, 2019, we operated 2,469 retail drugstores in 18 states across the country.

        We, along with the retail pharmacy industry as a whole, continue to face challenges in relying significantly on third party payors. Over the past several years, third party payors, including the Medicare Part D plans and the state-sponsored Medicaid and related managed care Medicaid agencies, have changed the eligibility requirements of participants and have successfully reduced reimbursement rates, causing a reduction in our Adjusted EBITDA.

  Significant Events

        Fiscal year 2019 was impacted by two significant events:

  •
  The Albertsons Companies, Inc. Transaction, and

  •
  The Walgreens Boots Alliance, Inc. ("WBA") Transactions.

        Additionally, after fiscal year end, we implemented a leadership transition plan that will significantly change our Named Executive Officers for fiscal year 2020.

  Albertsons Companies, Inc. Transaction

        On February 18, 2018, Rite Aid entered into an Agreement and Plan of Merger (the "Merger Agreement") with Albertsons Companies, Inc. and the Merger Subs. Based on the lack of our stockholder support, on August 8, 2018, Rite Aid, Albertsons, and the Merger Subs entered into a Merger Termination Agreement pursuant to which the parties mutually agreed to terminate the Merger Agreement. Subject to limited customary exceptions, the Merger Termination Agreement mutually released the parties from any claims of liability to one another relating to the contemplated merger. With the termination of the merger, Rite Aid is no longer subject to the interim operating covenants and restrictions in the Merger Agreement.

  WBA Transactions

        On September 18, 2017, we entered into an Amended and Restated Asset Purchase Agreement ("APA") with WBA. Pursuant to the terms and subject to the conditions set forth in the APA, WBA agreed to purchase from Rite Aid 1,932 stores, three distribution centers, related inventory, and other specified assets and liabilities related thereto for a purchase price of approximately $4.375 billion, on a cash-free, debt-free basis.

        We completed the store transfer process in March of 2018, which resulted in the transfer of all 1,932 stores and related assets to WBA and have received cash proceeds of $4.157 billion. On September 13, 2018, we completed the sale of one of our distribution centers and related assets to WBA for proceeds of $61.2 million. The transfer of the two remaining distribution centers and related assets remains subject to minimal customary closing conditions applicable only to the distribution centers being transferred at such distribution center closings, as specified in the APA.

        We have agreed to provide transition services under the Transitional Services Agreement ("TSA") to WBA for up to three years after the initial closing of the sale. Under the terms of the TSA, we provide various services on behalf of WBA, including but not limited to the purchase and distribution of inventory and virtually all selling, general, and administrative activities. The initial term of the TSA was to continue until October 17, 2019. On May 1, 2019, WBA provided Rite Aid with written notice that it was extending the TSA for two additional six-month periods, which extends the end date of the TSA to October 17, 2020. Pursuant to the TSA, WBA paid TSA fees of $80.2 million during the fifty-two week period ended March 2, 2019 and $8.4 million in the fifty-two week period ended March 3, 2018, which are reflected as a reduction to selling, general, and administrative expenses.

  Post Fiscal Year End Leadership Transition Plan

        As previously announced, since the close of the 2019 fiscal year, we have executed on a leadership transition plan and an organizational restructuring to better align our Company's structure with the Company's size and operations and to reduce costs. As part of the leadership transition, the Board has commenced a search process for a new CEO. John Standley will remain CEO until the appointment of his successor. Bryan Everett, Chief Operating Officer of Rite Aid Stores, has been promoted to Chief Operating Officer of the Company, succeeding Kermit Crawford, who has left the Company. Matt Schroeder, formerly our Chief Accounting Officer and Treasurer, has been promoted to Chief Financial Officer. Mr. Schroeder succeeded Darren Karst, who left the Company this spring after supporting a brief transition. Jocelyn Konrad, Executive Vice President, Pharmacy, has been promoted to Executive Vice President, Pharmacy and Retail Operations. In addition, the Company announced actions that will reduce managerial layers and consolidate roles across the organization, resulting in the elimination of approximately 400 full-time positions, or more than 20% of the corporate positions located at the Company's headquarters and across the field organization.

  Our Fiscal Year 2019 Performance Measures for Incentive Programs

        Despite our executive leadership team's continued focus on driving our business, we were faced with continued prescription reimbursement rate challenges that we were unable to fully offset, which is an issue that has also impacted the broader retail pharmacy industry and which has negatively impacted our Adjusted EBITDA. Additionally, the extended duration of the WBA merger and asset sale process, the establishment of TSA services, the attempted merger with Albertsons, and the resulting uncertainty had a negative impact on our fiscal year 2019 results. Below is additional detail related to key financial indicators used as performance measures in our incentive programs for fiscal year 2019. All amounts, unless stated otherwise, are for continuing operations:

  •
  Adjusted EBITDA was $563 million or 2.6% of revenues for fiscal year 2019 compared to $560 million or 2.6% of revenues for the prior year. See the discussion under the caption "Cash Incentive Bonuses" below for more detail on how Adjusted EBITDA was used. While overall Adjusted EBITDA was relatively neutral, the Retail Pharmacy segment improved by $17 million, which was offset by a $13 million reduction in the Pharmacy Services segment. The increase in the Retail Pharmacy Segment Adjusted EBITDA was driven primarily by the $80 million of fees earned through the TSA and paid by WBA, as well as by lower salaries and benefits, partially offset by lower front-end and pharmacy gross profit and increased distribution costs caused partially by the realignment of stores within our distribution network. The decrease in the Pharmacy Services segment Adjusted EBITDA was driven by compression in our commercial business and other operating investments to support current year and further growth. See Appendix A for a reconciliation of our Adjusted EBITDA, which is a non-GAAP measure, to net income under GAAP.

  •
  Our return on net assets for fiscal year 2019 was –0.1% as compared to 0.8% for fiscal year 2018. This ratio is a measure of the effective deployment of our assets within our business.

  Our Executive Compensation Philosophy

        We believe strongly that pay should align with performance, and this focus is reflected in our executive compensation programs. We seek to provide our Named Executive Officers with opportunities to earn total direct compensation (base salary, annual incentives, and long-term incentives) that is generally comparable to compensation levels provided to peer company executives and executives within other similarly sized retailers more broadly. With the compensation programs' strong focus on performance and the continued operating pressures related to the WBA and Albertsons transactions, prior to fiscal year 2019, we provided some of our executive officers with retention awards in an effort to retain them during the time of uncertainty. See the Wind-Down of Retention section on pages 49 to 50 for further discussion of these efforts.

        Because of our desire to reinforce a performance-based culture, the Company emphasizes a regular compensation mix that is comprised primarily of variable pay. As a result, base salary makes up the smallest portion of total direct compensation for the Named Executive Officers, with variable pay in the form of annual and long-term incentives comprising the large, remaining portion. The compensation mix varies by position, taking into account each position's ability to influence Company results, as well as competitive practice. See page 42 for a graphical representation of pay mix by executive.

  Consideration of Stockholder Votes on Executive Compensation

        In July of 2017, our stockholders voted to hold an advisory vote on executive compensation every year. Consistent with that vote, the Board resolved to hold an advisory "say-on-pay" vote every year in connection with its annual meeting of stockholders.

        At our 2018 Annual Meeting, held October 30, 2018 after the termination of the Albertsons transaction, approximately 16.5% of shares voted in favor of the compensation of our Named Executive Officers. The Compensation Committee took the disapproval of our executive compensation by our stockholders very seriously. The outcome of our 2018 say-on-pay vote was a clear signal that our stockholders took issue with some aspects of our executive compensation program, and we were determined to understand stockholder perspectives on this program and committed to making constructive changes in response.

        After the termination of the Albertsons transaction, we engaged in enhanced stockholder outreach efforts. Investors' main concern with matters of compensation was the use of retention awards and the mid-year adjustment to the fiscal year 2018 annual incentive performance target. At that time, while the Compensation Committee was focused on a performance-based culture, it also recognized the importance of keeping management engaged during a time of significant challenges, including supporting the TSA processes, and entering into the Albertsons Merger Agreement. The decision to use retention awards was also made with the knowledge that much of the previously granted performance-based awards were tracking below target metrics and had a high likelihood of not having any realizable value, which heightened the risk that we would be unable to attract and retain the talent needed to run our business. For a comparison of the Named Executive Officers' realized long-term performance pay to the compensation shown in the Summary Compensation Table disclosure, see the discussion under the caption "Realized Long-Term Incentive Awards" on pages 42 to 43.

        We have continued to engage with stockholders since August 2018 and following the 2018 Annual Meeting, including on compensation matters. Based on the "say-on-pay" voting results and the feedback we received from stockholders, the Company took action to review all compensation programs in place and incorporate design changes into the compensation structures to ensure stronger stockholder alignment going forward.

What We Heard from Stockholders	Actions We Took in Response

• Our stockholders generally did not approve of the use of retention awards.

•

We did not enter into any new individual retention agreements with any of our Named Executive Officers in fiscal year 2019 and have no plans to enter into any such new retention agreements in fiscal year 2020.

•

Our stockholders generally did not approve of a mid-year adjustment to our fiscal year 2018 annual incentive plan to reflect the impact of the significant events and operational challenges occurring in the first half of fiscal year 2018.

• We did not make any adjustments to our incentive plans for fiscal year 2019 and do not intend to make any mid-year adjustments to our incentive plans for fiscal year 2020.

• Our stockholders expressed a general discomfort with a lack of alignment between Company performance and pay.

•

While we understand the concern based on reported pay, the realized value of our performance-based long-term pay was aligned with stockholder return. See the impact on Realized Long-Term Incentives on pages 42 to 43.

•

We refined our peer group for fiscal year 2020 to (among other changes) remove CVS Health Corp. and Walgreens Boots Alliance, Inc.; even though each organization is a direct competitor from both business and talent acquisition perspectives, the Compensation Committee determined that these organizations are no longer appropriate peers given their significantly larger scope of operations.

•

We increased the emphasis on performance-based long-term incentives in fiscal year 2019, such that Performance-Based Restricted Cash Units represented 70% of the total long-term incentive opportunity, and time-based restricted stock represented 30% of the total long-term incentive opportunity.

As in the past, the Compensation Committee will continue to review the results of future advisory say-on-pay votes and will consider stockholder concerns and take them into account in future determinations regarding the compensation of our Named Executive Officers.

  Our Fiscal Year 2019 Pay Decisions

        We used Adjusted EBITDA as the primary financial metric in our annual incentive plan and long-term performance awards in fiscal year 2019. We believe this was appropriate because EBITDA growth has historically shown a strong positive correlation with three-year and five-year total stockholder return for Rite Aid and its peer group and represented the best indicator of Rite Aid's operating performance based on our financial situation and corporate structure. In establishing performance measures for our fiscal year 2019 incentive programs, we recognized that there were substantial reductions in prescription reimbursement rates that would have to be overcome.

        Our Consolidated Adjusted EBITDA (which consists of Adjusted EBITDA from continuing operations plus Adjusted EBITDA from the stores sold to Walgreens up to each store's respective sale date), for short-term incentive calculation purposes, for fiscal year 2019 was $563 million, which was below our annual plan target of $645 million, but above the threshold performance level of $548 million. Based on performance against the goal, and as described in more detail below under "Cash Incentive Bonuses," our Named Executive Officers were paid bonuses at 58% of target for fiscal year 2019 performance. See Appendix A for a reconciliation of our Adjusted EBITDA, which is a non-GAAP measure, to net income under GAAP.

        With respect to long-term performance awards, a return on net asset ratio continued to be a component of the performance assessment. The Compensation Committee believes that return on net assets is a key indicator of our corporate performance, as it measures how efficiently and effectively we deploy our assets (return on net assets) and focuses management on the need to improve the Company's financial condition over time. Additionally, the Compensation Committee has maintained a plan provision subjecting the long-term performance award to positive or negative modification based on our relative stockholder return versus the Russell 3000 Index over the three-year performance period.

        The performance targets for the long-term incentive awards granted to our Named Executive Officers in the form of performance stock in fiscal year 2019 are discussed in detail below. See "Long-Term Incentive Program—Performance Awards" on pages 47 to 49.

Objectives of Our Executive Compensation Program

        All of our executive compensation and benefits programs are within the purview of the Compensation Committee, which bases these programs on the same objectives that guide the Company in establishing all of its compensation programs. The Compensation Committee also administers the Company's equity incentive compensation plans. In establishing or approving the compensation of our Named Executive Officers in any given year, the Compensation Committee is generally guided by the following objectives:

  •
  Compensation should be based on the level of job responsibility, individual performance, and corporate performance, and should foster the long-term focus required for success in the retail drugstore industry. As associates progress to higher levels in the organization, an increasing proportion of their pay is linked to Company performance and stockholder returns and to longer-term performance because they are in a position to have greater influence on longer-term results.

  •
  Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled, diverse work force, we must remain competitive with the pay of other employers who compete with us for talent.

  •
  Compensation should reward performance. Our programs should deliver compensation that is related to our corporate performance. Where corporate performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in overall corporate performance, the programs should continue to ensure that successful, high-achieving associates will remain motivated and committed to the Company to support the stability and future needs of the Company.

  •
  To be effective, performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company's achievement of its strategic and operational goals.

  •
  Compensation and benefit programs should reward performance relative to consistent measures and goals at all levels of the organization. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

  •
  Compensation and benefit programs should attract and retain associates who are interested in a career at Rite Aid.

The Compensation Committee's Processes

        The Compensation Committee has established a number of processes to assist it in ensuring that the Company's executive compensation program is achieving its objectives. Among those are:

        Assessment of Company performance.    The Compensation Committee uses Company performance measures in two ways.

        First, in assessing the linkage between actual total compensation and performance, the Compensation Committee considers various measures of Company and industry performance, such as comparable store sales growth, EBITDA growth, return on sales, debt leverage ratios, return on average invested capital and net assets, and total stockholder return. In determining performance relative to the Company's peer group (as discussed further below), the Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively.

        Second, as described in more detail below, the Compensation Committee has established specific Company target incentive/award levels and performance measures that determine the size of payouts under the Company's two formula-based incentive programs—the annual cash incentive bonus program and performance awards granted under the Company's long-term incentive program.

        Assessment of competitive compensation levels.    The Compensation Committee, with the help of its independent compensation consultant Exequity LLP, assesses the Company's programs relative to a peer group of organizations and published survey data. The peer group, updated in fiscal year 2018 to reflect the reduction in size of Rite Aid following the planned divestiture of stores and distribution centers to WBA, was approved by the Compensation Committee in September 2017 after a comprehensive review. Because the Company has a limited number of publicly-traded direct competitors and because pharmacy sales (which account for over two-thirds of the Company's revenue) are governed by third-party contracts, we reviewed potential peers relative to multiple criteria including:

  •
  Competitors for executive talent, such as grocery store chains, discount department stores, pharmacy benefits managers, companies engaged in pharmaceutical distribution, and healthcare services organizations;

  •
  Competitors for investment capital, such as companies considered peers by financial analysts, companies with a similar capital structure or companies whose stock price movement correlated most directly with Rite Aid;

  •
  Companies with which Rite Aid competes for customers that have pharmacy operations, offer similar merchandise as Rite Aid, or provide healthcare services; and

  •
  Companies of similar size based on revenue, EBITDA as well as enterprise value.

        The resulting peer companies, which are considered to be the best representation of our target labor market, are listed below.

Fiscal Year 2019 Peer Group

Peer Company	Revenues ($ Millions)
CVS Health Corp	184,765
Walgreens Boots Alliance, Inc.	120,453
Best Buy Co., Inc.	42,151
Macy's, Inc.	24,837
Dollar General Corp.	23,471
Dollar Tree, Inc.	22,246
AutoNation, Inc.	21,535
Kohl's Corporation	19,095
Sears Holdings Corp.	16,702
SuperValu, Inc.	14,649
J.C. Penney Company, Inc.	12,506
Bed Bath & Beyond Inc.	12,167
DaVita Inc.	10,884
Office Depot Inc.	10,240
LabCorp Holdings	10,206
Owens & Minor, Inc.	9,686

        The peer group was further reviewed, updated, and approved by the Compensation Committee in February 2019 to reflect the changes in the peer group, as a result of mergers and delisting of certain members of the fiscal year 2019 peer group, and further consideration of relevant size using Company comparisons to revenue, market capitalization, and EBITDA. Among other changes, we decided to remove CVS Health Corp. and Walgreens Boots Alliance, Inc. from the peer group, even though each organization is a direct competitor from both business and talent acquisition perspectives, because the Compensation Committee determined that these organizations are no longer appropriate peers given their significantly larger scope of operations.

Updated Fiscal Year 2020 Peer Group(1)

Peer Company	Revenues ($ Millions)
Best Buy Co., Inc.	43,441
Macy's, Inc.	25,141
Dollar General Corp.	25,105
Dollar Tree, Inc.	22,979
AutoNation, Inc.	21,685
Kohl's Corporation	19,474
The Gap.	16,735
Laboratory Corporation of America Holdings	14,060
Community Health Systems, Inc.	13,760
Bed Bath & Beyond Inc.	12,437
J.C. Penney Company, Inc.	12,001
DaVita Inc.	11,365
Office Depot Inc.	10,928
Owens & Minor, Inc.	9,686

(1)
Revenue reflects trailing 12-month data through February 2018 as available per Standard & Poor's Capital IQ.

        The Compensation Committee compares the compensation levels of Rite Aid's Named Executive Officers to peer company compensation levels in the aggregate, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. Had the updated fiscal year 2020 peer group been used for all fiscal year 2019 compensation decisions, the analysis would have supported like decisions being made.

        In addition to peer group data, the Compensation Committee reviews market data based on specific functional responsibility for each executive from published survey data. The survey analysis targets data from similarly sized retail organizations based on each executive's functional responsibility. The surveys used in the analysis include Mercer's 2018 Executive Remuneration Suite, Mercer's 2018 Retail Compensation and Benefits Survey, and Towers Watson's 2018 Survey Report on Top Management Compensation.

        The Compensation Committee uses peer group and survey data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within 25% of the median range of comparative pay of the market when Rite Aid achieves targeted performance levels. The incentive plans were further designed in such a way that executives can earn above competitive levels for superior performance and below competitive levels if performance is below expectations. The Compensation Committee assesses overall alignment of the compensation program rather than benchmarking a specific target position with consideration of factors, such as Company and individual performance, how executive roles function within Rite Aid, concerns about executive retention, and availability of equity compensation. The Compensation Committee assesses Rite Aid's performance relative to its peer group on both a one- and three-year basis and observed alignment of performance with actual total direct compensation levels for the executives in the aggregate.

        In fiscal year 2019, management engaged Mercer, a compensation consultant, to provide management with compensation information for certain executive officers. Pursuant to the terms of its retention, Mercer reported directly to management, although the Compensation Committee did review recommendations and an analysis prepared by management and Mercer in determining fiscal year 2019 compensation for the Named Executive Officers.

        Total compensation review.    The Compensation Committee reviews each named executive's base pay, annual bonus, and long-term incentives annually with the guidance of the Compensation Committee's independent compensation consultant. Following the fiscal year 2019 review, the Compensation Committee determined that the target level and components of compensation for fiscal year 2019 were competitive and reasonable in the aggregate.

Components of Executive Compensation for Fiscal Year 2019

        For fiscal year 2019, the regular compensation program for our Named Executive Officers consisted of four primary components: (i) base salary, (ii) a cash incentive bonus opportunity under the Company's annual incentive bonus plan, (iii) long-term incentives consisting of restricted stock and performance-based restricted cash units, and (iv) a benefits package, including a supplemental executive retirement program ("SERP"). The Company terminated the SERP as of March of 2019. A significant portion of total compensation under the fiscal year 2019 program is variable, meaning a significant portion is subject to performance and is comprised of target annual incentives and target long-term incentives.

        The program was intended to appropriately balance the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of base benefits in a way that best furthers the compensation objectives discussed above. The chart below shows the overall mix of base salary, target annual incentives, target long-term incentives, and contributions under the SERP for Messrs. Standley, Crawford, Karst, Everett, and Ms. Konrad.

 Target Total Remuneration(1)

Compensation Component as a % of Total Remuneration for Fiscal Year 2019

(1)
Target Total Remuneration represents the sum of base salary, target annual incentives, target long-term incentives, and SERP contributions. Target Total Compensation does not include (i) the value of broad-based benefits provided to all employees, (ii) components of all other compensation (except the SERP) shown in the Summary Compensation Table, and (iii) retention awards. The Company terminated the SERP as of March of 2019.

Realized Long-Term Incentive Awards

        A significant portion of our long-term incentive awards are subject to performance metrics. This is an important aspect of our Named Executive Officers' and other executives' compensation aligning their interests with those of our stockholders. While equity-based awards are reported in the summary compensation table at target value in the year granted, the value realized is dependent on the actual performance over the measurement period. The realized value from our performance-based long-term equity awards where the measurement period ended during the current reported results are as noted in the chart below.

	Standley(1)	Crawford(2)	Karst	Everett(3)	Konrad(4)

Total Target Value of Performance Awards Reported in Summary Compensation Table in fiscal years 2015 - 2017	$16,986,250	n/a	$1,915,750	$345,938	n/a

Total Realized Value in fiscal years 2017 - 2019 of Performance Awards Reported in Compensation Summary Compensation Table in fiscal years 2015 - 2017	$2,661,291	n/a	$—	$—	n/a

(1)
Mr. Standley's results include the special performance award granted in fiscal year 2016 related to the integration of EnvisionRx, which was realized in July 2017 with a then market value of $2,661,291.

(2)
Mr. Crawford was first employed by Rite Aid in fiscal year 2018 and did not receive any performance awards for fiscal years 2015-2017.

(3)
Mr. Everett's results reflect compensation reported for fiscal year 2017 only, the year in which he became a Named Executive Officer.

(4)
Ms. Konrad was not a Named Executive Officer for fiscal years 2015-2017.

Base Salary

        Base salary is one element of an executive's annual cash compensation during employment. The value of base salary reflects the executive's long-term performance, skill set, and the market value of that skill set. In setting base salaries for fiscal year 2019, the Compensation Committee considered the following factors:

        Pay levels at comparable companies.    As noted above, the Compensation Committee uses peer group data to test for the reasonableness and competitiveness of base salaries, but it also exercises subjective judgment in view of the Company's compensation objectives.

        Internal relativity.    Meaning the relative pay differences for different job levels.

        Individual performance.    Except for increases associated with promotions or increased responsibility, increases in base salary for executives from year to year are generally limited to minimal adjustments to reflect individual performance.

        Consideration of the mix of overall compensation.    Consistent with our compensation objectives, as executives progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to Company performance and stockholder returns. Mr. Standley's target total compensation, for example, is more heavily weighted toward short- and long-term incentive compensation (approximately 85% in the aggregate as shown in the bar chart above) than that of the other Named Executive Officers.

        The Compensation Committee reviewed the Named Executive Officers' base salaries in April of fiscal year 2019 and considered the principles described above under "The Compensation Committee's

Processes" in establishing the Named Executive Officers' base salaries for the fiscal year as noted in the chart below.

Executive	Base Salary at End of FY 2018	Increase or Change from Prior Fiscal Year	Rationale
John T. Standley	$1,220,550	—	Potential merger
Kermit Crawford	$1,000,000	—	Potential merger
Darren W. Karst	$850,750	2.5%	Performance
Bryan B. Everett	$618,000	3.0%	Performance
Jocelyn Z. Konrad	$461,250	2.5%	Performance

Cash Incentive Bonuses

        The Company established an annual incentive plan in order to incentivize the Named Executive Officers to meet the Company's Adjusted EBITDA target for fiscal year 2019. The Compensation Committee establishes a target percentage of salary for each participant at the beginning of the fiscal year and approves the financial goals required for the Company to pay an award. Payouts for the Named Executive Officers are then determined by the Company's financial results for the year relative to the predetermined performance measures. As shown in the Summary Compensation Table under "Non-Equity Incentive Plan Compensation," incentives were paid to Named Executive Officers for fiscal year 2019 performance.

        Bonus targets.    Targets for each Named Executive Officer were determined based on job responsibilities, internal relativity, and peer group and survey data. The Compensation Committee's objective was to set bonus targets such that total annual cash compensation (including base salary and annual incentive assuming a target payout) was generally aligned with the market with a substantial portion of that compensation linked to corporate performance. Consistent with our executive compensation philosophy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance through the incentive plan. The Compensation Committee, as a result, established the following targets for fiscal year 2019:

Annual Incentive Opportunity

Executive	Threshold Payout (as a % of Salary)	Target Payout (as a % of Salary)	Maximum Payout (as a % of Salary)
John T. Standley	100%	200%	400%
Kermit Crawford	87.5%	175%	350%
Darren W. Karst	62.5%	125%	250%
Bryan B. Everett	50%	100%	200%
Jocelyn Z. Konrad	37.5%	75%	150%

        The Compensation Committee believes that using Adjusted EBITDA as the measure for the annual incentive plan appropriately encourages officers, including the Named Executive Officers, to focus on improving operating results which ultimately drive stockholder value. EBITDA growth has historically shown a strong positive correlation with three-year and five-year total stockholder return for Rite Aid and its peer group. The majority of Rite Aid's peer companies use an EBITDA measure in their annual incentive plans. Based on Rite Aid's current financial situation and capital structure, the Compensation Committee believes that Adjusted EBITDA is the best indicator of Rite Aid's operating performance. The measure is tracked regularly and is clearly understood by the officers. Officers can impact the measure by taking actions to improve the operating performance of our stores. In addition, the Company regularly communicates Adjusted EBITDA to the investment community.

        Under the plan formula, payouts can range from 0% to 200% of bonus targets depending on Company performance. The Compensation Committee established an Adjusted EBITDA performance target of $645 million for fiscal year 2019, based on the financial plan targets. This performance level target, based on the financial plan, was 15% above our fiscal year 2018 performance of $560 million. Because of the recognized prescription reimbursement rate challenges, the Compensation Committee also established in the performance target for fiscal year 2019 a threshold at which management could be rewarded at 50% of bonus target at achievement of Adjusted EBITDA of $548 million (85% of target), and the Compensation Committee approved a maximum at which management could be rewarded at 200% of bonus target at achievement of Adjusted EBITDA of $710 million (110% of target).

        In fiscal year 2019, challenges caused by the uncertainty of the proposed Albertsons merger as well as the ultimate termination of the merger agreement, the WBA Transactions, as well as continued prescription reimbursement rate pressures all had a negative impact on our fiscal year 2019 results, and Rite Aid's actual Consolidated Adjusted EBITDA was $563 million, which was below the target performance level, but above the threshold performance level, resulting in bonus payments at 58% of the performance target. Consolidated Adjusted EBITDA consists of Adjusted EBITDA from continuing operations plus Adjusted EBITDA from the stores sold to Walgreens up to each store's respective sale date. As discussed in greater detail in Appendix A, we define Adjusted EBITDA as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization, LIFO adjustments, charges or credits for facility closing and impairment, goodwill impairment, inventory write-downs related to store closings, debt retirements, the WBA merger termination fee, and other items (including stock-based compensation expense, merger and acquisition-related costs, severance and costs related to distribution center closures, gain or loss on sale of assets, and revenue deferrals related to our customer loyalty program). We reference this particular non-GAAP financial measure not only as a basis for incentive compensation but also in our corporate decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors' historical operating performance.

Fiscal Year 2019 Annual Incentive Plan Performance Goal

Performance Level	Adjusted EBITDA Goal (millions)	Resulting Payout as a % of Target Award
Threshold	$548	50%
Target	$645	100%
Maximum	$710	200%
Actual Performance	$563	58%

Long-Term Incentive Program

        Long-term incentive target opportunity.    The purpose of the regular long-term incentive program is to support the long-term perspective necessary for continued success in our business and focus our Named Executive Officers on creating long-term, sustainable stockholder value. Our annual long-term incentive ("LTI") target opportunities for each Named Executive Officer as of the date of grant on January 4, 2019 are shown below:

Long-Term Incentive Target Opportunities

Executive	Target Opportunity (as a % of Salary)
John T. Standley	500%
Kermit Crawford	425%
Darren W. Karst	250%
Bryan B. Everett	200%
Jocelyn Z. Konrad	150%

        The Compensation Committee reviewed available peer group data and found that the design of the long-term incentive program is reasonably aligned with general retail industry market practice. Target grant values for individual executive officers were established based on individual performance and internal relativity. Consistent with the Company's compensation philosophy, executive officers at higher levels received a greater proportion of total pay in the form of long-term incentives.

        Long-term incentive mix.    In fiscal year 2019 we used the following types of awards and increased the percentage of the award that is subject to performance:

Vehicle	Approximate Proportion of 2019 Long-Term Incentive Target Opportunity	Purpose
Performance-Based Cash Units	70%	Links compensation to multi-year operating results on key measures tied to stockholder value creation.
Restricted Stock	30%	Supports retention and provides a vehicle with more stability and less risk. Aligns executive and stockholder interests and focuses executives on value creation.

        In determining the overall mix of long-term incentive vehicles, the following factors were considered:

  •
  Risk/reward tradeoffs:  Using multiple long-term incentive vehicles can balance the need for a strong performance-based program against risk to executives.

  •
  Performance measurement:  Using a combination of vehicles allows the Company to focus executives on both stock price appreciation and achievement of consistent operating results (as indicated by Adjusted EBITDA and other measures), which we believe leads to creation of value for stockholders.

  •
  Management of share usage and market practice:  Rite Aid considers market practice concerning both share usage and competitive long-term incentive levels. Rite Aid uses either a stock-based performance vehicle or a cash-based performance vehicle which is aligned with peer companies and retailers of similar size. The target LTI mix has been selected to align the compensation opportunity for executives and associates with our stockholder return.

        The Compensation Committee's process for setting grant dates is discussed below. On the approval date, those values are converted to the equivalent number of shares based on the closing price of the Company's common stock on the date of approval.

        Grant timing.    The Compensation Committee has a policy that, in the normal course, annual long-term incentive awards (other than special or new hire grants) will be approved by the Compensation Committee once a year at its annual meeting held in connection with the annual stockholders' meeting, with a grant date equal to the later of the second business day after release of the Company's first quarter earnings or the date of approval. Grants are made to the Named Executive Officers at the same time as awards are made to all other associates as part of the annual grant process. With the delay in our fiscal year 2018 annual stockholders meeting and the changing of board members, resulting in new members of the Compensation Committee, the Committee took action in its December, 2018 meeting to grant fiscal year 2019 awards with an effective date of January 4, 2019.

        Special awards.    From time to time, the Company may make grants in addition to the annual equity grant, including those to Named Executive Officers. Typically, these grants include awards to new hires, promotional awards, or retention awards. Special awards can also be utilized to provide special performance incentives in connection with specific corporate or financial goals of the Company. No special awards were made to our Named Executive Officers in fiscal year 2019.

Performance Awards

        Performance awards granted to the Named Executive Officers under the regular long-term incentive program are in the form of units, which are denominated in a target number of shares and payable in Company stock or cash, if designated, or are denominated with a target unit value equal to $1.00. Company performance goals are established and achievable over the prescribed performance period. Payouts can range from 0% (for performance below threshold) to 250% of target (for performance at or above maximum). Performance awards are intended to align interests of executives with those of stockholders through the use of measures the Company believes drive its long-term success. Performance awards are normally granted annually and are structured as a targeted number of units based on the Company's achievement of specific performance levels with payout occurring after a three-year period.

  2017 Performance Awards

        For the 2017 performance award grants (the "2017-2019 Plan"), the Compensation Committee based 80% of the award on the achievement of three-year (fiscal year 2017-fiscal year 2019) cumulative Adjusted EBITDA goals and the remaining 20% on three-year (fiscal year 2017-fiscal year 2019) return on net asset goals. The Compensation Committee also added a provision for each cycle, subjecting the award to modification based on our relative stockholder return versus the Russell 3000 Index over the respective three-year measuring periods. The Compensation Committee believes this provision further aligns the interests of our executives with those of our stockholders and adds an additional incentive for them to create sustainable long-term value for the Company.

        Under the 2017-2019 Plan, participants had the opportunity to earn shares of Rite Aid stock, contingent on cumulative Company financial performance for the three-year period spanning fiscal year 2017-fiscal year 2019. Such financial performance is based 80% on the Adjusted EBITDA goals and 20% on return on net asset goals. In addition, in order to further align the interests of our executives with those of our stockholders and add an additional incentive for them to create sustainable long-term value for the Company, the Compensation Committee also determined to subject the award to modification of +/–25% based on our relative stockholder return versus the Russell 3000 Index over the three-year measuring period. For fiscal years 2017-2019, actual Adjusted EBITDA of $1,871 million was below the three-year performance threshold of $3,135 million. Actual return on net assets was 1.5% compared to a target of 5.1%. Accordingly, no awards were earned under the 2017-2019 Plan.

  2018 Performance Awards

        For the 2018 performance award grants ("2018-2020 Plan"), the Compensation Committee also based 80% of the award on the achievement of Adjusted EBITDA goals and the remaining 20% on return on net assets performance. However, due to the significant uncertainty during the transition of our business in 2018, the 2018-2020 Plan financial performance goals are based on the accumulation of one-year goals set for 2019 and 2020 only. As in prior cycles, the Compensation Committee added a provision subjecting the award to modification based on our relative stockholder return versus the Russell 3000 Index over the full 2018-2020 performance period.

        Under the 2018-2020 Plan, participants have the opportunity to earn cash payments after the end of fiscal year 2020, contingent on performance relative to accumulated one-year Company financial performance goals for each of fiscal year 2019 and fiscal year 2020. Such financial performance is based 80% on the Adjusted EBITDA goals and 20% on return on net asset goals. The value of a unit is tied to the stock price with a maximum value of 300% of the grant date stock price. This aligns the interests of our executives with those of our stockholders. In addition, in order to further align the interests of our executives with those of our stockholders and add an additional incentive for them to create sustainable long-term value for the Company, the Compensation Committee also determined to subject the award to modification of +/– 25% based on our relative stockholder return versus the Russell 3000 Index over the three-year vesting period.

  2019 Performance Awards

        For the 2019 performance award grants ("2019-2021 Plan"), the Compensation Committee also based 80% of the award on the achievement of Adjusted EBITDA goals and the remaining 20% on return on net assets performance. However, due to the delay in grant timing and the significant uncertainty during the transition of our business in 2019, as well as prescription reimbursement rate challenges, the 2019-2021 Plan financial performance goals are based on the accumulation of one-year goals set for 2020 and 2021 only. As in prior cycles, the Compensation Committee added a provision subjecting the award to modification based on our relative stockholder return versus the Russell 3000 Index over the full 2019-2021 performance period.

        Under the 2019-2021 Plan, participants have the opportunity to earn cash payments after the end of fiscal year 2021, contingent on performance relative to accumulated one-year Company financial performance goals for each of fiscal year 2020 and fiscal year 2021. Such financial performance is based 80% on the Adjusted EBITDA goals and 20% on return on net asset goals. The value of a unit is equal to $1.00. These performance targets align the interests of our executives with those of our stockholders. In addition, in order to further align the interests of our executives with those of our stockholders and add an additional incentive for them to create sustainable long-term value for the Company, the Compensation Committee also determined to subject the award to modification of +/– 25% based on our relative stockholder return versus the Russell 3000 Index over the three-year vesting period. As shown in the table below, payouts can range from 0% (for performance below threshold) to 250% of the target number of units (for performance at or above maximum). 37.5% of the target unit award can be earned for performance at threshold levels.

 2019-2021 Plan: Performance Units

Executive(a)	Threshold Award ($)	Target Award ($)	Maximum Award ($)
John T. Standley(1)	$1,601,963	$4,271,900	$10,679,750
Kermit Crawford(2)	$1,115,625	$2,975,000	$7,437,500
Darren W. Karst(2)	$558,300	$1,488,800	$3,722,000
Bryan B. Everett	$324,450	$865,200	$2,163,000
Jocelyn Z. Konrad	$181,613	$484,300	$1,210,750

(1)
Mr. Standley will forfeit this award upon his departure from the Company.

(2)
Mr. Crawford forfeited this award with his departure from the Company on March 12, 2019, and Mr. Karst forfeited this award upon his departure from the Company on May 31, 2019.

Restricted Stock

        Restricted stock grants are intended to support retention of executives and focus them on long-term performance because they generally vest over a multi-year period (three years or longer) and are tied to the value of our stock. The risk profile of restricted stock is aligned with stockholders, as it can motivate executives to both increase and preserve stock price. The table below summarizes 2019 restricted stock awards:

2019 Restricted Stock Awards

Executive	Award Value ($)	# of Shares
John T. Standley	$1,830,829	118,885
Kermit Crawford(1)	$1,274,966	82,790
Darren W. Karst(2)	$638,099	41,435
Bryan B. Everett	$370,832	24,080
Jocelyn Z. Konrad	$207,592	13,480

(1)
Mr. Crawford forfeited this award with his departure from the Company on March 12, 2019.

(2)
Mr. Karst forfeited a portion of this award pursuant to his separation agreement upon his departure from the Company on May 31, 2019.

Winding Down Retention Efforts in Fiscal Year 2019

        In addition to the fiscal year 2018 regular compensation program for the Named Executive Officers, Rite Aid also entered into individual retention agreements with each of the Named Executive Officers, as well as other key associates who are not named executive officers, to enhance employee retention and promote corporate performance, amidst significant volatility and uncertainty related to restructuring the company. The retention agreements with each Named Executive Officer, other than Messrs. Standley and Crawford, generally provided for the lump-sum payment of the retention awards

(a)
Because Mr. Crawford did not commence employment with the Company until after the date the 2018- 2020 Plan was established, he did not participate in the 2018-2020 Plan. As previously disclosed, on his October 2, 2017 start date, Mr. Crawford received 1,000,000 stock options and 975,610 restricted shares.

in equal installments on August 1, 2018 and May 1, 2019, subject to continued employment through such retention date or upon an earlier qualifying termination.

        The retention agreement with Mr. Crawford generally provided for the lump-sum payment of the retention award on October 1, 2019, subject to continued employment through such retention date or an earlier qualifying termination of employment. Mr. Crawford forfeited this award with his departure on March 12, 2019.

        The retention agreement with Mr. Standley generally provided for the lump-sum payment of the retention award (x) on the completion of the Albertson's merger if Mr. Standley has not been appointed to serve as chief executive officer of the combined company or (y) on the date that the Rite Aid Board of Directors determines that the transactions contemplated by the Merger Agreement will not be consummated, in each case, subject to continued employment through each such retention date or an earlier qualifying termination of employment. Due to the termination of the Merger Agreement on August 8, 2018, Mr. Standley received the $3,000,000 retention payment to which he was entitled under his retention agreement.

        Under the remaining retention agreements granted in fiscal year 2018, in the aggregate, Mr. Karst earned a retention payment of $830,250, Mr. Everett earned a retention payment of $600,000 and Ms. Konrad earned a retention payment of $450,000. 50% of the retention amount for each officer, other than Messers. Standley and Crawford, was paid in fiscal year 2019 based on continued employment on August 1, 2018, and the remaining 50% was paid based on continued employment on May 1, 2019.

        Based on stockholder discussions and clarity around the business strategy, Rite Aid did not enter into any new individual retention agreements for any of the Named Executive Officers in fiscal year 2019 and does not believe it will enter into any new retention agreements in fiscal year 2020.

Post-Retirement Benefits

        Supplemental Executive Retirement Program.    During fiscal year 2019, each of the Named Executive Officers received benefits under a defined contribution supplemental executive retirement plan or SERP. Under the SERP, Rite Aid credited each participant with a specific sum to an individual account established for each participant, on a monthly basis while the participant is employed. The amount credited was equal to 2% of the participant's annual base compensation. The participants are able to select among a choice of earnings indexes, and their accounts are credited with earnings that mirror the investment results of such indexes. Participants vested in their accounts at the rate of 20% per year for each calendar year of participation in the SERP at a five-year rolling rate with the entire account balance for each participant vesting upon death or total disability of the participant, termination without cause during the 12-month period following a "change in control" of the Company as defined in the SERP or upon termination of employment at age 60 or greater with at least five years of participation in the SERP. Effective February 25, 2019, the Company terminated the SERP such that there will be no future contributions or accruals as of March 2019. Existing SERP benefits have been fully vested and will be paid out in accordance with plan terms. SERP payments may be delayed due to certain tax rules or deferral elections made by the executive.

Other Post-Employment and Change in Control Benefits

        To attract highly skilled executives and to provide for certainty of rights and obligations, Rite Aid has historically provided employment agreements to its executive officers, including our Named Executive Officers. The terms of the employment agreements are described in more detail under the caption "Executive Employment Agreements." Additional information regarding the severance and change in control benefits provided under the employment agreements is described under the section entitled "Executive Compensation—Potential Payments Upon Termination or Change in Control."

Deductibility Cap on Executive Compensation

        The Compensation Committee is aware that Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), treats certain elements of executive compensation in excess of $1,000,000 a year payable to our Chief Executive Officer and three other most highly compensated executives (and, effective beginning in 2018, our Chief Financial Officer) as an expense not deductible by the Company for federal income tax purposes. The exception providing that payments to these individuals in excess of the $1,000,000 limit will be deductible if such payments are performance-based was repealed beginning in 2018, as further described below.

        H.R.1, formally known as the "Tax Cuts and Jobs Act," enacted on December 22, 2017, substantially modifies Section 162(m) by, among other things, eliminating the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to our Named Executive Officers in excess of $1 million will generally be nondeductible, whether or not it is performance-based. While the Compensation Committee plans to continue taking actions intended to limit the impact of Section 162(m), it also believes that tax deductibility is only one of several relevant considerations in setting compensation. Therefore, in order to maintain the flexibility to provide compensation programs for our Named Executive Officers that will best incentivize them to achieve our key business objectives and create sustainable long-term stockholder value, the Compensation Committee reserves the right to pay compensation that may not be deductible to the Company if it determines that doing so would be in the best interests of the Company.

        H.R.1 also includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not subsequently materially modified. To the extent applicable to our existing contracts and awards, the Compensation Committee may choose to avail itself of the transition rule.

Policy Regarding Recoupment of Certain Compensation

        The Company has adopted a formal compensation recovery or "clawback" policy for its executive officers, including all Named Executive Officers. Pursuant to this policy, the Board of Directors may seek to recoup certain incentive compensation, including cash bonuses and equity incentive awards paid based upon the achievement of financial performance metrics, from executives in the event that the Company is required to restate its financial statements.

Prohibition on Margin Accounts and Hedging and Similar Transactions

        Our executive officers and directors, including the Named Executive Officers, are subject to an insider trading policy that, among other things, prohibits them from holding Company securities in a margin account, and also prohibits them from engaging in put or call options, short selling, or similar hedging activities involving our stock. We prohibit these transactions because they may reduce the individual's incentive to improve our performance, focus the individual on short-term performance at the expense of long-term objectives, and misalign the individual's interests with those of our stockholders generally.

Director and Officer Stock Ownership Guidelines

        Our Stock Ownership Guidelines have been established in order to further the investment of our non-management directors, executive officers, and Senior Vice Presidents in the success of the Company and to encourage a long-term perspective in managing the Company. During the 2019 fiscal year, except for the Non-Management Directors which increased from two to five times annual cash retainer in our January 2019 board meeting, the stock ownership requirements were as follows:

Position	Minimum Ownership Requirements (Number of Share Equivalents)
Chief Executive Officer	lesser of 1,400,000 share equivalents or 5 times base salary
President(1)	lesser of 700,000 share equivalents or 3 times base salary
Senior Executive Vice Presidents	lesser of 700,000 share equivalents or 3 times base salary
Executive Vice Presidents	lesser of 200,000 share equivalents or 2 times base salary
Senior Vice Presidents	lesser of 100,000 share equivalents or 1 times base salary
Non-Management Directors(2)	lesser of 150,000 share equivalents or 5 times annual cash retainer

(1)
If the President is also the Chief Executive Officer, the Chief Executive Officer amount will apply.

(2)
Other than an Executive Chairman, who will be subject to the same requirement as the Chief Executive Officer.

        Effective as of April 10, 2019, we have revised our stock ownership guidelines to remove the reference to a specific number of shares to be held. The current stock ownership requirements are:

Position	Minimum Ownership Requirements
Chief Executive Officer	5 times base salary
Chief Operating Officer	3 times base salary
Senior Executive Vice Presidents	3 times base salary
Executive Vice Presidents	2 times base salary
Senior Vice Presidents	1 times base salary
Non-Management Directors	5 times annual cash retainer

        Newly appointed or promoted executives who are or become subject to our Stock Ownership Guidelines and newly elected non-management directors have five years from the time they are appointed, promoted, or elected, as the case may be, to meet the stock ownership requirements. Currently, all of our Named Executive Officers have achieved the minimum holding ownership requirement or have not yet served for five years.

        For the purposes of determining stock ownership levels, the following forms of equity interests in the Company are included:

  •
  Shares owned outright by the participant or his or her immediate family members residing in the same household;

  •
  Restricted stock and restricted stock units whether or not vested; and

  •
  Shares underlying Rite Aid stock options whether or not vested.

        Restricted stock and restricted stock units, whether or not vested, and shares owned count as one (1) share equivalent per share beneficially owned and stock options, whether or not vested, count as one-half (.5) share equivalent per stock option.

        The Compensation Committee is responsible for interpreting and administering the Stock Ownership Guidelines, and may, from time to time, reevaluate and revise the Stock Ownership Guidelines, including when there are changes to the Company's capital structure or where implementation of the Stock Ownership Guidelines would cause a non-management director, executive officer, or Senior Vice President to incur a hardship due to his or her unique financial circumstances.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

  Robert E. Knowling, Jr., Chair
  Bruce G. Bodaken*
  Louis P. Miramontes

*
Mr. Bodaken served on the Compensation Committee throughout our 2019 fiscal year and until April 10, 2019. Ms. Katherine Quinn joined the Compensation Committee and the Board on April 10, 2019, but did not participate in the review or recommendation of the Compensation Discussion and Analysis.

SUMMARY COMPENSATION TABLE

        The following summary compensation table sets forth the cash and non-cash compensation for the fiscal years ended March 2, 2019, March 3, 2018, and March 4, 2017, respectively, paid to or earned by (i) our principal executive officer, (ii) our principal financial officer, and (iii) the three most highly compensated executive officers of the Company other than the principal executive officer or the principal financial officer who were serving at the end of the 2019 fiscal year (collectively, the "Named Executive Officers").

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John T. Standley	2019	1,220,550	—	1,830,829	—	1,440,249	53,994	3,320,207	7,865,829
(CEO)	2018	1,219,857	—	5,640,243	—	1,825,943	314,545	319,874	9,320,462
	2017	1,184,500	—	6,095,121	—	—	481,309	311,025	8,071,955
Kermit Crawford	2019	1,000,000	—	1,274,966	—	1,032,500	—	252,000	3,559,466
(President & COO)	2018	403,846	—	2,000,000	1,080,000	729,167	18,921	1,175,000	5,406,934
Darren W. Karst	2019	850,356	—	638,099	—	627,428	—	707,424	2,823,306
(Senior Executive VP,	2018	829,856	—	1,534,638	—	776,284	49,056	782,185	3,972,019
CFO & CAO)	2017	809,751	—	1,667,368	—	—	52,907	269,584	2,799,610
Bryan B. Everett	2019	617,654	—	370,832	—	364,620	—	475,600	1,828,706
(COO, Rite Aid Stores)	2018	533,784	—	1,626,434	—	392,700	17,891	413,475	2,984,284
	2017	461,250	—	712,768	—	—	16,768	151,086	1,341,872
Jocelyn Z. Konrad	2019	461,034	—	207,592	—	204,103	—	358,250	1,230,979
(Executive VP, Pharmacy)	2018	427,846	—	571,326	—	252,450	33,665	124,000	1,409,287

(1)
Mr. Standley entered into a separation agreement with the Company as of March 12, 2019 and, pursuant to that agreement, will remain in his current role until a successor is named or until his earlier termination. Mr. Crawford left the Company effective March 12, 2019. Mr. Karst entered into a separation agreement with the Company as of March 12, 2019 and pursuant to that agreement, left the Company as of May 31, 2019 after a transition period. For a description of the separation agreements entered into with Messrs. Standley, Crawford, and Karst, please see the narrative under the caption "Potential Payments Upon Termination or Change in Control."

(2)
The amounts reported reflect the aggregate grant date fair value of each stock award and option award computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 17 of the Company's Annual Report on Form 10-K as filed with the SEC on April 25, 2019, Note 17 of the Company's Annual Report on Form 10-K as filed with the SEC on April 26, 2018, and Note 16 of the Company's Annual Report on Form 10-K as filed with the SEC on May 3, 2017.

(3)
The amounts in the "Non-Equity Incentive Plan Compensation" column for fiscal year 2019 represent annual cash incentive bonuses for performance in fiscal year 2019.

(4)
Represents above-market earnings (over 120% of the "applicable federal rate"), if applicable, under the Company's defined contribution supplemental executive retirement plans.

(5)
The amounts in the "All Other Compensation" column for fiscal year 2019 consist of the following:

Name	Financial Planning ($)	Supplemental Executive Retirement Plan Allocations ($)	Housing/ Transportation Expenses ($)(a)	Automobile Allowance ($)	401(k) Matching Contributions ($)	Retention/ Inducement Award Paid ($)
Mr. Standley	4,275	292,932	—	12,000	11,000	3,000,000
Mr. Crawford	—	240,000	—	12,000	—	—
Mr. Karst	5,000	203,360	60,778	12,000	11,000	415,000
Mr. Everett	5,000	147,600	—	12,000	11,000	300,000
Ms. Konrad	—	110,250	—	12,000	11,000	225,000

(a)
Mr. Karst is reimbursed for certain housing and transportation expenses pursuant to his employment agreement. The Company determines the incremental cost of said expenses based on the out-of-pocket amounts paid for rent, utilities, and travel.

 GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2019

        The following table summarizes grants of plan-based awards made to Named Executive Officers during our fiscal year ended March 2, 2019. As previously announced, we implemented a reverse stock split of our common stock at a reverse stock split ratio of 1-for-20. Our common stock began trading on a split-adjusted basis on the NYSE at the market open on April 22, 2019. Accordingly, all share amounts presented reflect the reverse stock split.

												Grant Date Fair Value of Stock and Option Awards ($)(3)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)
									All Other Stock Awards (#)(2)	All Other Option Awards (#)
Name	Grant Date	Date of Board Action	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
John T. Standley(6)	1/4/2019	12/6/2018	1,601,963	4,271,900	10,679,750	—	—	—	118,885	—	—	1,830,829
			1,220,550	2,441,100	4,882,200	—	—	—
Kermit Crawford(4)	1/4/2019	12/6/2018	1,115,625	2,975,000	7,437,500	—	—	—	82,790	—	—	1,274,966
			875,000	1,750,000	3,500,000	—	—	—
Darren W. Karst(5)	1/4/2019	12/6/2018	558,300	1,488,800	3,722,000	—	—	—	41,435	—	—	638,099
			531,719	1,063,438	2,126,875	—	—	—
Bryan B. Everett	1/4/2019	12/6/2018	324,450	865,200	2,163,000	—	—	—	24,080	—	—	370,832
			309,000	618,000	1,236,000	—	—	—
Jocelyn Z. Konrad	1/4/2019	12/6/2018	181,613	484,300	1,210,750	—	—	—	13,480	—	—	207,592
			172,969	345,938	691,875	—	—	—

(1)
On January 4, 2019, each Named Executive Officer received a grant of cash-based performance units that will be earned based upon the achievement of an Adjusted EBITDA goal for fiscal years 2020 and 2021. Vesting for the performance units will occur, provided the performance targets have been met, on February 27, 2021 (the end of the Company's fiscal year 2021), provided that the Named Executive Officer is continuously employed at the Company through the date of the earnings release. The second row of the table reflects the opportunity for each Named Executive Officer to earn an annual cash incentive bonus, as discussed in the Compensation Discussion and Analysis under the caption "Cash Incentive Bonuses." Actual cash incentives earned for the fiscal year are shown in the Summary Compensation Table above.

(2)
On January 4, 2019, the Named Executive Officers received a grant of restricted stock, as described in the Compensation Discussion and Analysis, under the caption "Components of Executive Compensation for Fiscal Year 2019—Restricted Stock." These restricted shares will vest as follows based on continued employment:

Name	Restricted Shares (#)	Vesting Schedule
Mr. Standley	118,885	One-third on each of first three anniversaries of grant date
Mr. Crawford	82,790	One-third on each of first three anniversaries of grant date
Mr. Karst	41,435	One-third on each of first three anniversaries of grant date
Mr. Everett	24,080	One-third on each of first three anniversaries of grant date
Ms. Konrad	13,480	One-third on each of first three anniversaries of grant date
(3)
Represents the grant date fair value, measured in accordance with FASB ASC Topic 718 of stock awards made in fiscal year 2019. Grant date fair values are calculated pursuant to assumptions set forth in Note 17 of the Company's 2019 Annual Report on form 10-K filed with the SEC on April 25, 2019.

(4)
Mr. Crawford forfeited his 2019 plan based awards with his departure on March 12, 2019.

(5)
Mr. Karst forfeited his January 4, 2019 non-equity incentive plan award, a portion of his January 4, 2019 restricted stock grant, and is eligible for a prorated portion of any earned fiscal year 2020 annual cash incentive, pursuant to his March 12, 2019 separation agreement.

(6)
Mr. Standley will forfeit his January 4, 2019 non-equity incentive plan award and be eligible for a prorated portion of any earned fiscal year 2020 annual cash incentive upon his departure and pursuant to his March 12, 2019 separation agreement.

 EXECUTIVE EMPLOYMENT AND SEPARATION AGREEMENTS

        Rite Aid entered into employment agreements with each of the Named Executive Officers, which govern the material terms of their employment and were in effect during the Company's last completed fiscal year.

        Salary and Incentive Bonus.    The respective agreements provide each executive with a base salary and an incentive compensation target (which may be reviewed periodically for increase by the Compensation Committee). As part of the announced leadership transition, Bryan Everett was promoted to Chief Operating Officer as of March 12, 2019. Effective as of March 12, 2019, Mr. Everett's annual base salary was increased to $750,000, Mr. Everett's target annual bonus opportunity was set at 125% of his base salary and his target long-term incentive compensation award opportunity was set at 250% of his base salary. Jocelyn Konrad was promoted to the position of Executive Vice President, Pharmacy & Retail Operations, effective March 12, 2019. In connection with this promotion, Ms. Konrad's base salary was increased to $600,000, her target annual bonus opportunity was set at 100% of base salary, and her target long-term incentive compensation award opportunity was set at 200% of her base salary.

        Other Benefits.    Pursuant to their employment agreements, each of the Named Executive Officers is also entitled to participate in Rite Aid's welfare benefits, fringe benefit and perquisite programs, and savings plans.

        Term Under Active Employment Agreements.    The term of employment for each of Mr. Everett and Ms. Konrad commenced on the effective date of his or her employment agreement, as follows: Mr. Everett, June 22, 2015; and Ms. Konrad, August 3, 2015. The employment agreement for each of Mr. Everett and Ms. Konrad has an initial term of two years (each such period, the "Initial Term"). These agreements will automatically renew for successive one-year terms (each, a "Renewal Term"), unless either the executive or Rite Aid provides the other with a notice of nonrenewal at least 180 days, with respect to Ms. Konrad, and 120 days, with respect to Mr. Everett, prior to the expiration of the Initial Term or a Renewal Term, as applicable.

        Restrictive Covenants.    The employment agreement of each Named Executive Officer prohibits the officer from competing with Rite Aid during his or her employment period and for a period of one year thereafter.

        Termination and Change in Control Benefits.    The provisions of the employment agreements relating to termination of employment, and the terms of the separation agreements entered into with each of Messrs. Standley, Crawford, and Karst, are described under the caption "Potential Payments Upon Termination or Change in Control" below.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2019 YEAR-END

        The following table summarizes the number of securities underlying outstanding equity awards for the Named Executive Officers. As previously announced, we implemented a reverse stock split of our common stock at a reverse stock split ratio of 1-for-20. Our common stock began trading on a split-adjusted basis on the NYSE at the market open on April 22, 2019. Accordingly, all share amounts and option exercise prices presented reflect the reverse stock split.

	Option Awards						Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: # of Unearned Shares or Units That Have Not Vested (#)(1)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($)(4)
John T. Standley	6/25/2009	29,030	—	—	24.80	6/25/2019	—	—	—	—
	1/21/2010	127,750	—	—	30.40	1/21/2020	—	—	—	—
	6/23/2010	71,430	—	—	21.40	6/23/2020	—	—	—	—
	6/27/2011	118,079	—	—	24.80	6/27/2021	—	—	—	—
	6/27/2011	70,175	—	—	24.80	6/27/2021	—	—	—	—
	6/25/2012	68,965	—	—	26.40	6/25/2022	—	—	—	—
	6/24/2013	46,815	—	—	55.20	6/24/2023	—	—	—	—
	6/23/2014	33,925	—	—	141.60	6/23/2024	—	—	—	—
	6/24/2015	21,349	7,116	—	173.60	6/24/2025	—	—	—	—
	6/22/2016	—	—	—	—	—	6,385	93,221	—	—
	7/17/2017	—	—	—	—		44,030	642,838	66,045	964,257
	1/4/2019	—	—	—	—		118,885	1,735,721	—	—
Kermit Crawford	10/2/2017	12,500	37,500	—	41.00	10/2/2027	32,520	474,796	—	—
	1/4/2019	—	—	—	—	1/4/2029	82,790	1,208,734	—	—
Darren W. Karst	8/20/2014	10,390	—	—	128.60	8/20/2024	—	—	—	—
	6/24/2015	5,865	1,955	—	173.60	6/24/2025	—	—	—	—
	6/22/2016	—	—	—	—		1,747	25,501
	7/17/2017	—	—	—	—		11,980	174,908	17,970	262,362
	1/4/2019	—	—	—	—		41,435	604,951	—	—
Bryan Everett	6/24/2015	2,505	835	—	173.60	6/24/2025	—	—	—	—
	6/22/2016	—	—	—	—		747	10,901
	7/17/2017	—	—	—	—		5,140	75,044	7,710	112,566
	9/6/2017	—	—	—	—		13,333	194,666	—	—
	1/4/2019	—	—	—	—		24,080	351,568	—	—
Jocelyn Z. Konrad	6/25/2009	300	—	—	24.80	6/25/2019	—	—	—	—
	6/27/2011	1,655	—	—	24.80	6/27/2021	—	—	—	—
	6/25/2012	1,690	—	—	26.40	6/25/2022	—	—	—	—
	6/24/2013	675	—	—	55.20	6/24/2023	—	—	—	—
	6/23/2014	330	—	—	141.60	6/23/2024	—	—	—	—
	6/24/2015	435	145		173.60	6/24/2025	—	—	—	—
	6/22/2016	—	—	—	—		647	9,441
	7/17/2017	—	—	—	—		4,460	65,116	6,690	97,674
	1/4/2019	—	—	—	—		13,480	196,808	—	—

(1)
Refer to "Potential Payments Upon Termination or Change in Control" below for circumstances under which the terms of the vesting of equity awards would be accelerated.

(2)
Stock options will generally vest in equal installments on each of the first four anniversaries of the grant date, based on continued employment. With respect to the restricted stock awards listed above, one-third of the restricted shares will vest on each of the first three anniversaries of the grant date, based on continued employment.

(3)
Restricted shares will generally vest one-third on each of the first three anniversaries of the grant date.

(4)
Determined with reference to $14.60, the closing price of a share of Rite Aid common stock on the last trading day before March 3, 2019 to reflect the reverse stock split.

(5)
Performance units granted on July 17, 2017 will be earned based upon the achievement of an Adjusted EBITDA and Return on Net Assets goals for fiscal years 2019 and 2020. Vesting for the performance units will occur, provided the performance target has been met, on February 29, 2020 (the end of the Company's fiscal year 2020), provided that the Named Executive Officer is continuously employed at the Company through the date of the earnings release for fiscal year 2020.

OPTION EXERCISES AND STOCK VESTED TABLE FOR FISCAL YEAR 2019

        The following table summarizes for each Named Executive Officer the stock option exercises and shares vested during fiscal year 2019. As previously announced, we implemented a reverse stock split of our common stock at a reverse stock split ratio of 1-for-20. Our common stock began trading on a split-adjusted basis on the NYSE at the market open on April 22, 2019. As the following information reports transactions that occurred during the fiscal year 2019, the number of shares and options disclosed are on a pre-reverse stock split basis. Any stock holdings resulting from the below transactions, as of April 22, 2019, have been adjusted for the reverse stock split accordingly.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John T. Standley	168,800	43,888	623,200	$1,104,759
Kermit Crawford	—	—	325,204	$373,985
Darren W. Karst	—	—	169,899	$301,266
Bryan B. Everett	—	—	199,667	$281,337
Jocelyn Z. Konrad	—	—	57,533	$100,607

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2019

        The following table sets forth the nonqualified deferred compensation activity for each Named Executive Officer during fiscal year 2019:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Forfeitures ($)	Aggregate Balance at Last FYE ($)
John T. Standley(1)	—	292,932	176,028	—	4,259,058
Kermit Crawford(1)	—	240,000	(16,385)	—	323,768
Darren W. Karst(1)	—	203,360	(4,061)	—	993,583
Bryan B. Everett(1)	—	147,600	(11,488)	—	478,692
Jocelyn Z. Konrad(1)	—	110,250	1,066	—	547,644

(1)
Amounts shown relate to a defined contribution supplemental executive retirement plan covering the Named Executive Officers in the fiscal year. Please refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits" for a description of the material terms of this plan.

(2)
Amounts shown were reported to the extent required in the "All Other Compensation" column of the Summary Compensation Table for fiscal year 2019.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        As discussed above under the caption "Executive Employment Agreements," the Company has entered into employment agreements with each of the Named Executive Officers. Upon written notice, the employment agreement of each of the Named Executive Officers is terminable by either Rite Aid or the individual officer seeking termination. Since the end of the last completed fiscal year, the Company has entered into separation agreements with certain of our Named Executive Officers, which are discussed below, as applicable.

Mr. John Standley

        Circumstances Resulting in Severance.    Pursuant to his employment agreement with the Company, if Mr. Standley had been terminated by the Company without "cause" or if he had terminated his employment for "good reason" (as such terms are defined in his employment agreement), then he would have been entitled to receive:

  •
  a severance amount equal to two times the sum of his annual base salary and target bonus, a pro-rata bonus for the fiscal year of termination and any accrued but unpaid salary and benefits. The severance amount would have been payable in installments over the two-year period following the termination;

  •
  continued health benefits for two years following the termination; and

  •
  all outstanding stock options would have immediately vested and become exercisable, generally, for a period of one year following the termination of employment and the restrictions on the restricted common stock would have immediately lapsed to the extent the restrictions would have lapsed had he remained employed by Rite Aid for three years following the termination.

Pursuant to the separation agreement entered into on March 12, 2019, Mr. Standley will be entitled to the severance benefits described above under the caption "Circumstances Resulting in Severance" upon selection of his successor in the role of Chief Executive Officer and the termination of his employment.

        If Rite Aid had terminated Mr. Standley for "cause," or he had terminated his employment without "good reason":

  •
  Rite Aid would have paid Mr. Standley all accrued but unpaid salary and benefits;

  •
  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination would have immediately terminated (provided that if he terminated his employment without good reason, any options that would have vested and become exercisable prior to the date of termination would generally have remained exercisable for a period of 90 days); and

  •
  any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination would have been forfeited.

        If Mr. Standley's employment had been terminated as a result of his death or "disability" (as such term is defined in his employment agreement), he (or his estate, as the case may be) would have been entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which he participates, a pro-rata bonus (paid at the same time it is paid to other eligible participants in the bonus plan and based on actual achievement of performance targets for the fiscal year), continued health insurance (or reimbursement for the cost of such benefits) for two years for Mr. Standley and/or his or her immediate family, as applicable, vesting of all stock options, and vesting of an amount of restricted stock that would have vested had he remained employed for three years following the date of termination.

Mr. Kermit Crawford

        Mr. Kermit Crawford, former President and Chief Operating Officer of the Company, departed the Company by mutual agreement pursuant to the leadership transition effectuated on March 12, 2019. The Separation Agreement with Mr. Crawford provides for a separation payment equal to $5,000,000 payable in equal installments over a 24 month period subject to executing a general release of claims in favor of the Company. Mr. Crawford was also relieved of his obligation to repay $520,073 to the Company, which represents the repayment obligation with respect to the cash-based inducement award paid to Mr. Crawford upon his hire.

        Circumstances Resulting in Severance.    Pursuant to his employment agreement with the Company, if Mr. Crawford had been terminated by Rite Aid without "cause" or if he had terminated his employment for "good reason" (as such terms are defined in the employment agreement), then:

  •
  he would have been entitled to receive a severance amount equal to two times the sum of the annual base salary and target bonus, a pro-rata bonus for the fiscal year of termination, and any accrued but unpaid salary and benefits. The severance amount would have been payable in installments over the two-year period following the termination;

  •
  he would have been entitled to receive continued health benefits for two years following the termination; and

  •
  all outstanding stock options would have immediately vested and become exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted common stock would have immediately lapsed to the extent the options would have vested and restrictions would have lapsed, in each case, had he remained employed by Rite Aid for two years following the termination.

Mr. Darren Karst

        Circumstances Resulting in Severance.    Pursuant to his employment agreement with the Company, if Mr. Karst had been terminated by Rite Aid without "cause" or if he were to terminate his employment for "good reason" (as such terms are defined in the employment agreement), then:

  •
  he would have been entitled to receive a severance amount equal to two times the sum of the annual base salary and target bonus, a pro-rata bonus for the fiscal year of termination, and any accrued but unpaid salary and benefits. The severance amount would be payable in installments over the two-year period following the termination;

  •
  he would have been entitled to receive continued health benefits for two years following the termination; and

  •
  all outstanding stock options would immediately vest and become exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted common stock would immediately lapse to the extent the options would have vested and restrictions would have lapsed, in each case, had he remained employed by Rite Aid for two years following the termination.

Pursuant to the separation agreement entered into on March 12, 2019, Mr. Karst became entitled to the severance benefits described above under the caption "Circumstances Resulting in Severance" upon the termination of his transition period of employment on May 31, 2019.

Mr. Bryan Everett

        Circumstances Resulting in Severance.    Pursuant to his employment agreement with the Company, if Mr. Everett is terminated by Rite Aid without "cause" or if he terminates his employment for "good reason" (as such terms are defined in the applicable employment agreement), then:

  •
  he will be entitled to receive a severance amount equal to two times the sum of the annual base salary and target bonus, a pro-rata bonus for the fiscal year of termination, and any accrued but unpaid salary and benefits. The severance amount would be payable in installments over the two-year period following the termination;

  •
  he will be entitled to receive continued health benefits for two years following the termination; and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted common stock will immediately lapse, each to the extent the options would have vested and restrictions would have lapsed, in each case, had he remained employed by Rite Aid for two years following the termination.

In addition, Mr. Everett's employment agreement provides that if termination occurs following the start of Rite Aid's fiscal year and if the Board of Directors determines that Rite Aid achieved or exceeded its annual performance targets for the fiscal year, Mr. Everett is entitled to an amount equal to his target annual bonus, pro-rated to reflect the number of days in the fiscal year prior to the termination.

Ms. Jocelyn Konrad

        Circumstances Resulting in Severance.    Pursuant to her employment agreement with the Company, if Ms. Konrad is terminated by Rite Aid without "cause" or if she terminates her employment for "good reason" (as such terms are defined in the applicable employment agreement), then:

  •
  she will be entitled to receive a severance amount equal to two times annual base salary as of the date of termination of employment, payable in installments over the two-year period following the termination;

  •
  she will be entitled to receive continued health benefits for two years following the termination; and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted common stock will immediately lapse, each to the extent the options would have vested and restrictions would have lapsed, in each case, had she remained employed by Rite Aid for two years following the termination.

In addition, Ms. Konrad's employment agreement provides that if termination occurs following the start of Rite Aid's fiscal year and if the Board of Directors determines that Rite Aid achieved or exceeded its annual performance targets for the fiscal year, she is entitled to an amount equal to her target annual bonus, pro-rated to reflect the number of days in the fiscal year prior to the termination.

        Termination for Cause or Without Good Reason.    If Rite Aid were to terminate any of the Named Executive Officers for "cause," or if any of the Named Executive Officers were to terminate his or her employment without "good reason" (with the exception of Mr. Standley, whose termination provisions are described above):

  •
  Rite Aid would pay the officer all accrued but unpaid salary and benefits;

  •
  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination would immediately terminate (provided that if the officer terminates his or her employment without good reason, any options that have vested and become exercisable prior to the date of termination will generally remain exercisable for a period of 90 days); and

  •
  any portion of any restricted stock award, or other long-term incentive award, as to which the restrictions would not have lapsed or as to which any other conditions were not satisfied prior to the date of termination would be forfeited.

        Treatment of Final Tranche of Retention Awards.    If the employment of Messrs. Karst and Everett and Ms. Konrad had been terminated by the Company without "cause" or by the executive with "good reason" as of March 2, 2019, then the retention amounts of $415,125, $300,000, and $225,000 respectively, would have been paid out to the executives under the executives' respective retention agreements prior to the scheduled payment date of May 1, 2019.

        Termination as a Result of Death or Disability.    If the employment of any of the Named Executive Officers (with the exception of Mr. Standley, whose termination provisions are described above) were to be terminated as a result of death or "disability" (as such term is defined in each employment agreement), the officer will be entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which the officer participates, continued health insurance (or reimbursement for the cost of such benefits) for two years for the officer and/or his or her immediate family, as applicable, vesting of all stock options and vesting of an amount of restricted stock that would have vested had the officer remained employed for two years following the date of termination. Messrs. Karst and Crawford will also be entitled to receive a pro-rata bonus, based on actual achievement of performance targets for the fiscal year, which is paid at the same time that it is paid to other eligible participants in the bonus plan.

        Distributions Upon Termination.    Upon the termination of employment of any of the Named Executive Officers, the officer would generally become entitled to receive a distribution of his or her vested account balance under the supplemental executive retirement plan, which has been terminated by the Company. Pursuant to applicable tax regulations, any such distributions will generally be delayed for a period of six months following the Named Executive Officer's separation from service. The account balance of each Named Executive Officer is shown in the "Nonqualified Deferred Compensation for Fiscal Year 2019" table above. For more information regarding the supplemental executive retirement plan, refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits."

Change in Control Arrangements.

        Under Employment Agreements.    Under Mr. Standley's employment agreement, upon a change in control, all of his stock options awarded pursuant to his employment agreement and all stock options awarded pursuant to the Company's executive equity program then held by him will immediately vest and become exercisable. Severance benefits would not be triggered pursuant to a change in control unless it is followed by Mr. Standley's termination of employment under the circumstances resulting in severance described above. Similarly, severance benefits would not be triggered pursuant to a change in control unless it is followed by Mr. Karst's, Mr. Crawford's, Mr. Everett's, or Ms. Konrad's termination of employment, respectively, under the circumstances resulting in severance described above.

        For purposes of the employment agreements with the Named Executive Officers, where applicable, the term "change in control" generally means an acquisition of 35% or more of the Company's combined voting power; the incumbent directors (generally including current directors and future directors whose election or nomination is approved by the Board) ceasing to constitute a majority of the Board; the consummation of a merger or similar transaction, other than (i) such a transaction in which the voting securities outstanding immediately prior to such transaction continue to represent at least 60% of the voting power of the Company immediately after the transaction or (ii) a recapitalization or similar transaction in which no person becomes the beneficial owner of 35% or more of the Company's combined voting power; or the stockholders approve a plan of complete liquidation or dissolution of the Company.

        Mr. Standley's employment agreement provides that he will receive an additional payment to reimburse him for any excise taxes imposed pursuant to Section 4999 of the Code, together with reimbursement for any additional taxes incurred by reason of such payments. The employment agreements with Messrs. Karst, Crawford, and Everett and Ms. Konrad provide that any portion of any payment that is subject to tax imposed by Section 4999 of the Code will be reduced to the extent necessary so that the Named Executive Officer would retain a greater amount on an after-tax basis than had the excise tax been imposed on the unreduced amount of the payments.

        Under Rite Aid's Equity Program.    Pursuant to the terms of the Company's equity program, unless otherwise provided in a Named Executive Officer's employment agreement or individual award agreement, if outstanding equity awards are assumed or substituted in connection with a change in control, the change in control will not cause the vesting of such awards to accelerate unless the change in control is followed by a qualifying termination of employment within the 24-month period following the change in control. All outstanding equity awards granted pursuant to the Company's equity program that are not assumed or substituted in connection with a change in control will become fully vested and exercisable, free of applicable restrictions, and all performance criteria will be deemed to have been achieved at target levels, upon the occurrence of the change in control.

        For purposes of Rite Aid's equity program, a "change in control" means, in general: (i) a person or entity acquires securities of Rite Aid representing 50% or more of the combined voting power of Rite Aid; (ii) an unapproved change in the majority membership of the Board; (iii) consummation of a merger or consolidation of Rite Aid or any subsidiary of Rite Aid, other than a merger or consolidation that results in the Rite Aid voting securities continuing to represent at least 60% of the combined voting power of the surviving entity or its parent, or a merger or consolidation effected to implement a recapitalization or similar transaction involving Rite Aid in which no person or entity acquires at least 35% of the combined voting power of Rite Aid; or (iv) stockholder approval of a plan of complete liquidation or dissolution of Rite Aid or the consummation of an agreement for the sale or disposition of all or substantially all of Rite Aid's assets, other than a sale or disposition to an entity, at least 60% of the combined voting power of which is owned by Rite Aid stockholders in substantially the same proportions as their ownership of Rite Aid immediately prior to such sale. For more information regarding the equity program, refer to the Compensation Discussion and Analysis under the caption "Long-Term Incentive Program."

        Quantification of Payments Described.    The termination and change in control payments that would have been made to the Named Executive Officers had their employment been terminated as of March 2, 2019 under the circumstances described in the tables below are quantified in the tables below.

John T. Standley(1)	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	n/a	n/a	2,441,100	2,441,100
2 × Bonus	n/a	n/a	4,882,200	4,882,200
Pro-Rated Incentive Bonus for Past Fiscal Year	1,440,249	1,440,249	1,440,249	1,440,249
Benefits	29,850	29,850	29,850	29,850
Vesting of Equity(2)	3,960,011	3,960,011	3,960,011	7,987,600	(3)
280G Gross Up	n/a	n/a	n/a	—

Kermit Crawford(1)	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	n/a	n/a	2,000,000	2,000,000
2 × Bonus	n/a	n/a	3,500,000	3,500,000
Pro-Rated Incentive Bonus for Past Fiscal Year	1,032,500	1,032,500	1,032,500	1,032,500
Benefits	20,101	20,101	20,101	20,101
Vesting of Equity(2)	1,955,755	1,955,755	1,955,755	4,658,531	(3)
280G Gross Up	n/a	n/a	n/a	n/a

Darren W. Karst(1)	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	n/a	n/a	1,701,500	1,701,500
2 × Bonus	n/a	n/a	2,126,875	2,126,875
Pro-Rated Incentive Bonus for Past Fiscal Year	627,428	627,428	627,428	627,428
Benefits	21,580	21,580	21,580	21,580
Vesting of Equity(2)	1,274,855	1,274,855	1,274,855	2,633,026	(3)
280G Gross Up	n/a	n/a	n/a	n/a

Bryan B. Everett	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	n/a	n/a	1,236,000	1,236,000
2 × Bonus	n/a	n/a	1,236,000	1,236,000
Pro-Rated Incentive Bonus for Past Fiscal Year	364,620	364,620	364,620	364,620
Benefits	28,575	28,575	28,575	28,575
Vesting of Equity(2)	878,434	878,434	878,434	1,642,649	(3)
280G Gross Up	n/a	n/a	n/a	n/a

Jocelyn Z. Konrad	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	n/a	n/a	922,500	922,500
2 × Bonus	n/a	n/a	n/a	n/a
Pro-Rated Incentive Bonus for Past Fiscal Year	204,103	204,103	204,103	204,103
Benefits	28,055	28,055	28,055	28,055
Vesting of Equity(2)	432,312	432,312	432,312	881,663	(3)
280G Gross Up	n/a	n/a	n/a	n/a

(1)
Pursuant to the Company's restructuring initiative implemented in March of 2019, Messrs. Standley, Crawford, and Karst have entered into separation agreements which will govern termination payments, subject to the execution of a general release of claims in favor of the

  Company. Amounts payable to Messrs. Standley and Karst in connection with their separations will be governed by their respective employment agreements under the terms described above under the caption "Circumstances Resulting in Severance." The separation agreement with Mr. Crawford provides for a separation payment equal to $5,000,000 payable in equal installments over a 24-month period subject to the execution of a general release of claims in favor of the Company. Mr. Crawford was also relieved of his obligation to repay $520,073 to the Company, which represents the repayment obligation with respect to the cash-based inducement award paid to Mr. Crawford upon his hire.

(2)
Includes the value of equity awards and performance awards held by the officer that would become vested under the applicable circumstances. The value of stock options shown is based on the excess of $0.73, the closing price of a share of Rite Aid common stock on the last trading day before March 2, 2019, over the exercise price of such options, multiplied by the number of unvested stock options held by the officer that would become vested under the applicable circumstances. The value of restricted stock and performance awards that are settled in stock shown is determined by multiplying $0.73, the closing price of a share of Rite Aid common stock on the last trading day before March 2, 2019 and the number of shares of restricted stock and the number of performance awards that are settled in stock held by the officer that would become vested under the applicable circumstances.

(3)
The value would also apply upon a change in control under the assumption that outstanding equity awards are not assumed or substituted in the change in control transaction, resulting in full vesting upon the change in control, as described above in the "Potential Payments Upon Termination or Change in Control—Change in Control Arrangements" narrative.

PAY RATIO DISCLOSURE

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K under the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our employees other than our Chief Executive Officer (our "CEO") and the annual total compensation of our CEO. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Of our total employee base of 53,594 associates employed as of March 2, 2019 (i.e., the last day of the 2019 fiscal year, consistent with our use of March 3, 2018, the last day of the 2018 fiscal year, with respect to our 2018 pay ratio disclosure), we determined that the 2019 annual total compensation of the median employee, other than our CEO, was $31,025 and our CEO's 2019 annual total compensation was $7,880,751. The ratio of these amounts is 254:1.

        To identify the median employee among our associates other than the CEO, we used wages taxable for federal medical health insurance purposes for the period from March 4, 2018 through March 2, 2019, with such amounts annualized for those permanent employees who were hired during the year. After identifying the median employee (who is a full-time Picker at our Liverpool, New York Distribution Center), we calculated annual total compensation for such employee using the same methodology we use to determine Mr. Standley's annual total compensation in the Summary Compensation Table for fiscal year 2019. Previously, in order to calculate annual total compensation of the median employee in our 2018 disclosure, we also took into account the compensation provided under non-discriminatory health and welfare plans by including actual contributions to a union-sponsored health fund for the median employee, and, as required by SEC rules, for Mr. Standley, we took into account the actuarial value of the health and welfare benefits for salaried employees that are self-insured by the Company. For this year's disclosure, we chose the simplest permitted method of calculating annual total compensation, using the rules for completing the Summary Compensation

Table, because the union-sponsored health fund was not applicable to the median employee for fiscal year 2019.

        The SEC rules for identifying the median employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

AUDIT COMMITTEE REPORT

        The Board of Directors has adopted a written charter of the Audit Committee which further describes the role of the Audit Committee. The Audit Committee, among other things, appoints and engages our independent registered public accounting firm and oversees our financial reporting and internal control over financial reporting processes on behalf of the Board. Management has the primary responsibility for our financial statements, our accounting principles and our internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Our independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

        In fulfilling its oversight responsibilities, the Audit Committee met nine times during fiscal year 2019.

        During those meetings, the Audit Committee:

  •
  Met with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

  •
  Reviewed and discussed with management and our independent registered public accounting firm, for their respective purposes, the audited financial statements included in our Annual Report on Form 10-K for fiscal year 2019. The discussions included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements and the Annual Report on Form 10-K for fiscal year 2019.

  •
  Reviewed the unaudited interim financial statements and Forms 10-Q prepared each quarter by the Company.

  •
  Received management representations that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

  •
  Reviewed and updated the Audit Committee charter.

  •
  Reviewed and discussed with our independent registered public accounting firm those matters required to be communicated by the standards of the Public Company Accounting Oversight Board ("PCAOB"), as well as critical accounting policies and practices, alternative accounting treatments, and other material written communications between management and our independent registered public accounting firm, as required by Rule 2-07 of Regulation S-X under the Securities Exchange Act of 1934, as amended.

  •
  Discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the PCAOB.

  •
  Discussed with our independent registered public accounting firm matters relating to their independence and received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has considered whether the level of non-audit related services provided by our independent registered public accounting firm is consistent with maintaining their independence.

  •
  Pre-approved audit, other audit-related, and tax services performed by our independent registered public accounting firm.

        In addition to pre-approving the audit and other audit-related and tax services performed by our independent registered public accounting firm, the Audit Committee requests fee estimates associated with each proposed service. Providing a fee estimate for a service incorporates appropriate oversight and control of the independent registered public accounting firm relationship. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against pre-approved services and fee estimates.

        As outlined in the table below, we incurred the following fees, including expenses billed to the Company for the fiscal years ended March 2, 2019 and March 3, 2018 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

	Year Ended
Description of Fees	March 2, 2019	March 3, 2018
	(Amounts in millions)
Audit Fees, including audit of annual financial statements and reviews of interim financial statements, registration statement filings, and comfort letters related to various refinancing activities	$2.4	$3.4
Audit-Related Fees, acquisition-related due diligence procedures and audits of employee benefit plans' financial statements	$0.2	$1.0
Tax Fees, tax compliance advice and planning	$0.0	$0.1
All Other Fees	$0.0	$0.0
Total	$2.6	$4.5

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 2, 2019 for filing with the SEC.

  Louis P. Miramontes, Chair
  Arun Nayar*

*
Ms. Busy Burr joined the Audit Committee and the Board on April 10, 2019, but did not participate in the review or recommendation of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 2, 2019.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of March 2, 2019, with respect to the compensation plans under which our common stock may be issued. As previously announced, we implemented a reverse stock split of our common stock at a reverse stock split ratio of 1-for-20. Our common stock began trading on a split-adjusted basis on the NYSE at the market open on April 22, 2019. Accordingly, all share amounts presented reflect the reverse stock split.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	1,035,886	$50.13	1,343,329
Equity compensation plans not approved by stockholders(1)	—	—	—
Total(2)	1,035,886	$50.13	1,343,329

(1)
These plans include the Company's 1999 Plan, under which 500,000 shares of common stock are authorized for the grant of stock options at the discretion of the Compensation Committee, and the 2001 Plan, under which 1,000,000 shares of common stock are authorized for the grant of stock options, also at the discretion of the Compensation Committee. Both plans provide for the Compensation Committee to determine both when and in what manner options may be exercised; however, option terms may not extend for more than 10 years from the applicable date of grant. The plans provide that stock options may only be granted with exercise prices that are not less than the fair market value of a share of common stock on the date of grant. No securities remain available for future issuance under either the 1999 Plan or the 2001 Plan.

(2)
On a fully diluted basis, which reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, the number of shares outstanding was 54,016,056.

        Of the 1,343,329 shares remaining, there are 926,434 shares available for the grant of awards other than stock options or stock appreciation rights.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires Rite Aid's executive officers, directors, and persons who own more than 10% of Rite Aid common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are required by SEC regulations to furnish Rite Aid with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Rite Aid, we have determined that during fiscal year 2019, no persons subject to Section 16(a) reporting submitted late filings.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of May 31, 2019 (except as otherwise noted), certain information concerning the beneficial ownership of (a) each director and nominee for director, (b) each of our "Named Executive Officers" (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), (c) each holder known to us to beneficially own more than 5% of our common stock and (d) all directors and executive officers as a group (based on 53,855,716 shares of common stock outstanding as of May 31, 2019). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)		Percentage of Class
Named Executive Officers and Directors:
Bruce G. Bodaken	14,255	(2)	*
Busy Burr	0		*
Kermit Crawford	24,056	(3)	*
Bryan B. Everett	56,088	(4)	*
Darren W. Karst	73,372	(5)	*
Robert E. Knowling, Jr.	7,792	(6)	*
Jocelyn Z. Konrad	28,124	(7)	*
Kevin E. Lofton	13,495	(8)	*
Louis P. Miramontes	7,792	(9)	*
Arun Nayar	7,792	(10)	*
Katherine Quinn	0		*
John T. Standley	930,768	(11)	1.73%
Marcy Syms	27,555	(12)	*
All Executive Officers and Directors (14 persons)	1,133,801	(13)	2.11%
5% Stockholders:
BlackRock, Inc.	3,772,186	(14)	7.00%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	3,434,229	(15)	6.38%
100 Vanguard Blvd.
Malvern, PA 19355

*
Percentage less than 1% of class.

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act, thereby including options exercisable within 60 days of May 31, 2019.

(2)
This amount represents 9,354 restricted stock units that have vested or will vest before July 30, 2019 at which time said units will be payable in shares of common stock when Mr. Bodaken leaves the Board.

(3)
This amount includes 12,500 shares which may be acquired within 60 days by exercising stock options.

(4)
This amount includes 2,505 shares which may be acquired within 60 days by exercising stock options.

(5)
This amount includes 18,210 shares which may be acquired within 60 days by exercising stock options.

(6)
This amount represents 7,792 restricted stock units that have vested or will vest before July 30, 2019 at which time said units will be payable in shares of common stock when Mr. Knowling leaves the Board.

(7)
This amount includes 5,085 shares which may be acquired within 60 days by exercising stock options.

(8)
This amount represents 8,344 restricted stock units that will vest before July 30, 2019 at which time said units will be payable in shares of common stock when Mr. Lofton leaves the Board.

(9)
This amount represents 7,792 restricted stock units that have vested or will vest before July 30, 2019 at which time said units will be payable in shares of common stock when Mr. Miramontes leaves the Board.

(10)
This amount represents 7,792 restricted stock units that have vested or will vest before July 30, 2019 at which time said units will be payable in shares of common stock when Mr. Nayar leaves the Board.

(11)
This amount includes 587,518 shares which may be acquired within 60 days by exercising stock options.

(12)
This amount includes 25,892 restricted stock units that have vested or will vest before July 30, 2019 at which time said units will be payable in shares of common stock when Ms. Syms leaves the Board.

(13)
This amount includes 600,199 shares which may be acquired within sixty (60) days by exercising stock options by all directors and executive officers and 66,966 restricted stock units that have vested and will be payable in shares of common stock when the directors leave the Rite Aid board of directors.

(14)
This information is as of December 31, 2018 and based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 8, 2019 and adjusted to reflect the reverse stock split that occurred in April 2019.

(15)
This information is as of December 31, 2018 and based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2019 and adjusted to reflect the reverse stock split that occurred in April 2019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

        We have adopted a written policy concerning the review, approval, or ratification of transactions with related persons. The Nominating and Governance Committee is responsible for review, approval, or ratification of "related person transactions" between the Company or its subsidiaries and related persons. Under SEC rules, a related person is, or any time since the beginning of the last fiscal year was, a director, an executive officer, a nominee for director, a more than 5% stockholder of the Company, or an immediate family member (as defined under applicable SEC rules) of any of the foregoing. A related person transaction is any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person had, has or will have a direct or indirect material interest.

        Directors, executive officers, and nominees must complete an annual questionnaire and disclose all potential related person transactions involving themselves and their immediate family members that are known to them. Throughout the year, directors and executive officers must notify the Corporate Secretary and Chief Accounting Officer of any potential related person transactions as soon as they become aware of any such transaction. The Corporate Secretary and Chief Accounting Officer inform the Nominating and Governance Committee of any related person transaction of which they are aware. The Corporate Secretary and Chief Accounting Officer are responsible for conducting a preliminary analysis and review of potential related person transactions and presentation to the Nominating and Governance Committee for review, including provision of additional information to enable proper consideration by the Nominating and Governance Committee. If the Corporate Secretary and Chief Accounting Officer determine that the proposed transaction shall be submitted to the Nominating and Governance Committee for consideration at the next committee meeting or, in those instances in which the Corporate Secretary and Chief Accounting Officer, in consultation with the Chief Executive Officer or Chief Financial Officer, determine that it is not practicable or desirable for the Company to wait until the next committee meeting, to the Chair of the Nominating and Governance Committee (who will possess delegated authority to act between committee meetings). As necessary, the Nominating and Governance Committee shall review approved related person transactions on a periodic basis throughout the duration of the transaction to ensure that the transactions remain in the best interests of the Company. The Nominating and Governance Committee may, in its discretion, engage outside counsel to review certain related person transactions. In addition, the Nominating and Governance Committee may request that the full Board of Directors consider the approval or ratification of related person transactions if the Nominating and Governance Committee deems it advisable. A copy of our full policy concerning transactions with related persons is available on the Governance section of our website at www.riteaid.com under the headings "Corporate Info—Governance—Related Person Transactions."

Related Person Transactions

        Matthew Schroeder's brother is a partner in the law firm of Littler Mendelson P.C. The Company paid the law firm approximately $1.5 million in fiscal year 2019 for employment and labor legal services. These legal services are provided to Rite Aid on an arm's length basis. Mr. Schroeder has never had any role or involvement in the supervision of these services provided to Rite Aid or in any decisions regarding the retention of Littler Mendelson. The Company's relationship with Littler Mendelson pre-dates Mr. Schroeder becoming an executive officer of Rite Aid. The Nominating and Governance Committee has reviewed the Company's ongoing relationship with Littler Mendelson to ensure that it remains in the best interests of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee currently consists of Robert E. Knowling (Chair), Louis P. Miramontes, and Katherine Quinn. Bruce G. Bodaken, Michael N. Regan, and Marcy Syms also served on the Compensation Committee during fiscal year 2019. During fiscal year 2019, no member of the Compensation Committee was an employee, former employee, or executive officer of the Company.

STOCKHOLDER PROPOSALS FOR
THE 2020 ANNUAL MEETING OF STOCKHOLDERS

        Any stockholder desiring to present a proposal for inclusion in Rite Aid's proxy statement for the 2020 Annual Meeting of Stockholders must deliver the proposal to the Secretary at the address below not later than February 8, 2020. However, if the date of our 2020 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year's meeting, then Rite Aid will disclose the new deadline in a document filed with the SEC. Only those proposals that comply with the requirements of Rule 14a-8 under the Exchange Act will be included in Rite Aid's proxy statement for the 2020 Annual Meeting. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary at the address below by April 18, 2020 (subject to the discussion below).

        Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified in Rite Aid's By-Laws. The By-Laws, which are available upon request from the Secretary, require all stockholders who intend to make proposals at an annual meeting of stockholders to submit their proposals to the Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. The By-Laws also provide that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or, unless made under the proxy access provisions of the By-Laws described below, by a stockholder of record entitled to vote who sends notice to the Secretary not fewer than 90 nor more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. Any such nomination by a stockholder must comply with the procedures specified in Rite Aid's By-Laws. To be eligible for consideration at the 2020 Annual Meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director other than those under the proxy access provisions of the By-Laws must be received by the Secretary between March 19, 2020 and April 18, 2020. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. However, if the Company holds its annual meeting on a date that is not within 25 days before or after the anniversary date of the previous year's annual meeting of stockholders, the Company must receive the notice no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

        In addition, Rite Aid's By-Laws provide that, under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy materials. The proxy access provisions of the By-Laws provide, among other things, that a stockholder or group of up to 20 stockholders seeking to include director candidates in our annual meeting proxy materials must own 3% or more of Rite Aid's outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed 20% of the number of directors then serving on the Board. If the 20% calculation does not result in a whole number, the maximum number of stockholder nominees included in our proxy statement would be the closest whole number below 20%. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of Rite Aid common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by Rite Aid's By-Laws and comply with the procedures specified therein, and each nominee must meet the qualifications required by the By-Laws. Requests to include stockholder-nominated candidates in our proxy materials for the 2020 Annual Meeting must be received by the Secretary no earlier than January 9, 2020 and no later than February 8, 2020. However, if the Company holds its annual meeting on a date that is more than 30 days before or more than 60 days after the anniversary date of the previous year's annual meeting of stockholders, the Company must receive the request not more than 165 days prior to the date of the annual meeting and not later than the close of business on the later of (x) the 135th day prior to the date of the annual meeting or (y) the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

        All submissions to the Secretary should be made to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: James J. Comitale, Secretary

INCORPORATION BY REFERENCE

        In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this proxy statement or future filings made by Rite Aid under those statutes, the information included under the caption "Compensation Committee Report" and those portions of the information included under the caption "Audit Committee Report" required by the SEC's rules to be included therein, shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Rite Aid under those statutes, except to the extent we specifically incorporate these items by reference.

OTHER MATTERS

        The Board of Directors knows of no other matters that have been submitted for consideration at the Annual Meeting other than those referred to in this proxy statement. If any other matters come before stockholders at the Annual Meeting, the proxy holders intend to vote the shares they represent in accordance with their best judgment.

IMPORTANT NOTICE REGARDING DELIVERY
OF STOCKHOLDER DOCUMENTS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is referred to as "householding," potentially provides extra convenience for stockholders and reduces printing and postage costs for companies.

        Rite Aid and some brokers utilize the householding process for proxy materials. In accordance with a notice sent to certain stockholders who share a single address, only one copy of the proxy materials is being sent to that address, unless we received contrary instructions from any stockholder at that address. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. If you hold your Rite Aid stock in "street name," additional information regarding householding of proxy materials should be forwarded to you by your broker.

        However, if you wish to receive a separate copy of this copy of the proxy materials, we will promptly deliver one to you upon request. You can notify us by sending a written request to Rite Aid

Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: James J. Comitale, Secretary, or by calling the Secretary at (717) 761-2633. In addition, if you would like to receive separate proxy statements and annual reports of Rite Aid in the future, or if you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder and would like to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.

ANNUAL REPORT

        A copy of Rite Aid's Annual Report on Form 10-K for fiscal year 2019 is being mailed together with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. A copy of our Annual Report, including the financial statements included therein, is also available without charge by visiting the Company's website or upon written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: James J. Comitale, Secretary.

APPENDIX A

ADJUSTED EBITDA, ADJUSTED NET INCOME (LOSS), ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE AND OTHER NON-GAAP MEASURES

        We use certain non-GAAP measures, such as "Adjusted EBITDA", in assessing our operating performance. We believe the non-GAAP measures serve as an appropriate measure in evaluating the performance of our business. We define Adjusted EBITDA as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization, LIFO adjustments (which removes the entire impact of LIFO, and effectively reflects the results as if we were on a FIFO inventory basis), charges or credits for facility closing and impairment, goodwill and intangible asset impairment charges, inventory write-downs related to store closings, loss on debt retirements, the WBA merger termination fee, and other items (including stock-based compensation expense, merger and acquisition-related costs, a non-recurring litigation settlement (as further discussed below), severance and costs related to facility closures and gain or loss on sale of assets). We reference this particular non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical periods and external comparisons to competitors. In addition, incentive compensation is primarily based on Adjusted EBITDA and we base certain of our forward-looking estimates on Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA.

        The following is a reconciliation of our net (loss) income to Adjusted EBITDA for fiscal years 2019, 2018, and 2017:

	March 2, 2019 (52 weeks)	March 3, 2018 (52 weeks)(a)	March 4, 2017 (53 weeks)(a)
	(Dollars in thousands)
Net (loss) income—continuing operations	$(666,954)	$(349,532)	$4,080
Interest expense	227,728	202,768	200,065
Income tax expense	77,477	305,987	44,438
Depreciation and amortization	357,882	386,057	407,366
LIFO charge (credit)	23,354	(28,827)	(3,721)
Lease termination and impairment charges	107,994	58,765	45,778
Goodwill and intangible asset impairment charges	375,190	261,727	—
Loss on debt retirements, net	554	—	—
Merger and Acquisition-related costs	37,821	24,283	14,066
Stock-based compensation expense	12,115	25,793	23,482
Restructuring-related costs	4,704	—	—
Inventory write-downs related to store closings	13,487	7,586	5,925
Litigation settlement	18,000	—	—
Gain on sale of assets, net	(38,012)	(25,872)	(6,649)
Walgreens Boots Alliance merger termination fee	—	(325,000)	—
Other	12,104	16,119	13,058

Adjusted EBITDA—continuing operations	$563,444	$559,854	$747,888

(a)
During fiscal year 2019, we revised our definition of Adjusted EBITDA to no longer exclude the impact of revenue deferrals related to our customer loyalty program and further revised our disclosure by presenting certain amounts previously included within

  Other as separate reconciling items. Consequently, we revised Adjusted EBITDA for fiscal years 2018 and 2017 to conform with the revised definition and present separate reconciling items previously included with Other.

        The following is a reconciliation of our net income (loss) from continuing operations to Adjusted Net (Loss) Income and Adjusted Net (Loss) Income per Diluted Share for fiscal years 2019, 2018, and 2017. Adjusted Net Income (Loss) is defined as net income (loss) excluding the impact of amortization expense, merger and acquisition-related costs, a non-recurring litigation settlement (as further discussed below), loss on debt retirements, LIFO adjustments (which removes the entire impact of LIFO, and effectively reflects the results as if we were on a FIFO inventory basis), goodwill and intangible asset impairment charges, and the WBA merger termination fee. We calculate Adjusted Net Income (Loss) per Diluted Share using our above-referenced definition of Adjusted Net Income (Loss). We believe Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share are useful indicators of our operating performance over multiple periods. Adjusted Net Income (Loss) per Diluted Share is calculated using our above-referenced definition of Adjusted Net Income (Loss):

	March 2, 2019 (52 weeks)	March 3, 2018 (52 weeks)(b)	March 4, 2017 (53 weeks)(b)
	(Dollars in thousands)
Net (loss) income from continuing operations	$(666,954)	$(349,532)	$4,080
Add back—Income tax expense	77,477	305,987	44,438

(Loss) income before income taxes—continuing operations	(589,477)	(43,545)	48,518
Adjustments:
Amortization expense	125,640	147,739	165,579
LIFO charge (credit)	23,354	(28,827)	(3,721)
Goodwill and intangible asset impairment charges	375,190	261,727	—
Loss on debt retirements, net	554	—	—
Merger and Acquisition-related costs	37,821	24,283	14,066
Restructuring-related costs	4,704	—	—
Litigation settlement	18,000	—	—
Walgreens Boots Alliance merger termination fee	—	(325,000)	—

Adjusted (loss) income before income taxes—continuing operations	(4,214)	36,377	224,442
Adjusted income tax (benefit) expense(a)	(1,163)	13,937	90,710

Adjusted net (loss) income from continuing operations	(3,051)	$22,440	$133,732

Net (loss) income per diluted share—continuing operations	$(12.62)	$(6.66)	$0.08
Adjusted net (loss) income per diluted share—continuing operations	$(0.06)	$0.42	$2.52

(a)
The fiscal year 2019, 2018, and 2017 annual effective tax rates, calculated using a federal rate plus a net state rate that excluded the impact of state NOL's, state credits and valuation allowance, are used for the fifty-two weeks ended March 2, 2019, the fifty-two weeks ended March 3, 2018, and the fifty-three weeks ended March 4, 2017, respectively.

(b)
During fiscal year 2019, we revised our definition of Adjusted Net Loss and Adjusted Net Loss per Diluted Share to exclude the impact of all amortization expense rather than only the impact of amortization expense related to the EnvisionRx intangible assets. Consequently, we have updated the Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share for fiscal years 2018 and 2017 to be reflective of our modified definition.

        We have in the past and may in the future be involved in litigation, claims, and proceedings that result in legal settlements or similar payments. We have historically not made adjustments for amounts related to these matters when calculating Adjusted EBITDA and Adjusted Net Income (Loss). Given the nature of a material legal settlement incurred in the second quarter of fiscal year 2019, for comparability purposes we have added the amount of this settlement back to net income when calculating Adjusted EBITDA and Adjusted Net Income (Loss) for the fifty-two week period ended March 2, 2019 to help investors better compare our operating performance over multiple periods. For additional information regarding the settlement see Note 21 to our financial statements contained in the Company's Annual Report on Form 10-K as filed with the SEC on April 25, 2019.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement, as well as our other public filings or public statements, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.

        Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

  •
  our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our credit facilities and other debt agreements;

  •
  the ongoing impact of private and public third party payors' continued reduction in prescription drug reimbursement rates and their efforts to limit access to payor networks, including through mail order;

  •
  our ability to achieve the benefits of our efforts to reduce the costs of our generic and other drugs, and our ability to achieve and sustain drug pricing efficiencies;

  •
  the risk that changes in federal or state laws or regulations, including the Health Care Education Affordability Reconciliation Act, the repeal of all or part of the Patient Protection and the Affordable Care Act (or "ACA") and any regulations enacted thereunder may occur;

  •
  the impact of the loss of one or more major third party payor contracts;

  •
  the inability to complete the sale of remaining distribution centers to Walgreens Boots Alliance, Inc. ("WBA") due to the failure to satisfy the minimal remaining conditions applicable only to the distribution centers being transferred at such distribution center closing;

  •
  the impact on our business, operating results, and relationships with customers, suppliers, third party payors, and employees resulting from our efforts over the past several years to consummate significant transactions with WBA and Albertsons Companies, Inc. ("Albertsons");

  •
  the risk that we will not be able to meet our obligations under our Transition Services Agreement ("TSA") with WBA, which could expose us to significant financial penalties;

  •
  the risk that we cannot reduce our selling, general, and administrative expenses enough to offset lost income from the TSA as the amount of stores serviced under the agreement decreases;

  •
  the risk that we may need to take further impairment charges if our future results do not meet our expectations;

  •
  our ability to refinance our indebtedness on terms favorable to us;

  •
  our ability to improve the operating performance of our stores in accordance with our long-term strategy;

  •
  our ability to grow prescription count and realize front-end sales growth;

  •
  our ability to successfully execute and achieve benefits from our leadership transition plan and organizational restructuring, including our chief executive officer search process, and to manage the transition to a new chief executive officer and other management;

  •
  our ability to hire and retain qualified personnel;

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  our ability to achieve cost savings through the organizational restructurings within our anticipated timeframe, if at all;

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  decisions to close additional stores and distribution centers or undertake additional refinancing activities, which could result in further charges;

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  our ability to manage expenses and working capital;

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  continued consolidation of the drugstore and the pharmacy benefit management ("PBM") industries;

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  the risk that provider and state contract changes may occur;

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  risks related to compromises of our information or payment systems or unauthorized access to confidential or personal information of our associates or customers;

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  our ability to maintain our current pharmacy services business and obtain new pharmacy services business, including maintaining renewals of expiring contracts, avoiding contract termination rights that may permit certain of our clients to terminate their contracts prior to their expiration, early price renegotiations prior to contract expirations, and the risk that we cannot meet client guarantees;

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  the continued impact of gross margin pressure in the PBM industry due to increased market competition and client demand for lower prices while providing enhanced service offerings;

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  our ability to maintain our current Medicare Part D business and obtain new Medicare Part D business, as a result of the annual Medicare Part D competitive bidding process and meet the financial obligations of our bid;

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  the expiration or termination of our Medicare or Medicaid managed care contracts by federal or state governments;

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  risks related to other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange or interest rates or credit ratings, changes in tax laws, regulations, rates, and policies or competitive development including aggressive promotional activity from our competitors;

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  the risk that we could experience deterioration in our current Star rating with the Centers of Medicare and Medicaid Services ("CMS") or incur CMS penalties and/or sanctions;

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  the nature, cost, and outcome of pending and future litigation and other legal proceedings or governmental investigations, including any such proceedings related to the sale of stores to WBA and instituted against us and others;

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  the potential reputational risk to our business during the period in which WBA is operating the stores acquired by WBA under the Rite Aid banner;

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  the inability to fully realize the benefits of our tax attributes;

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  our ability to maintain the listing of our common stock on the New York Stock Exchange (the "NYSE"), and the resulting impact of either a delisting or remedies taken to prevent a delisting would have on our results of operations and financial condition; and

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  other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission (the "SEC").

        We undertake no obligation to update or revise the forward-looking statements included in this proxy statement, whether as a result of new information, future events, or otherwise, after the date of this proxy statement. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Continuing Operations—Overview and Factors Affecting Our Future Prospects" included in our Annual Report on Form 10-K for fiscal year 2019.

VIEW MATERIALS & VOTE w SCAN TO RITE AID CORPORATION ATTN: BYRON PURCELL 30 HUNTER LANE CAMP HILL, PA 17011 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, July 16, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, July 16, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Yo u c an ob tai n dir ec ti ons t o t he Ann ual M eet in g b y c on tac t ing Ri te Ai d' s Investor Relations Department at (717) 975-3710. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E81023-P26618 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. RITE AID CORPORATION The Board of Directors unanimously recommends that you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Bruce G. Bodaken The Board of Directors unanimously recommends that you vote FOR Proposals 2 and 3. For Against Abstain ! ! For ! ! Against ! ! Abstain 1b. Elizabeth 'Busy' Burr 2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. 1c. Robert E. Knowling, Jr. 3. Approve, on an advisory basis, the compensation of our named executive officers as presented in the proxy statement. 1d. Kevin E. Lofton The Board of Directors unanimously recommends that you vote AGAINST Proposal 4. ! ! ! 4. Consider a stockholder proposal, if properly presented at the Annual Meeting, seeking a By-Law amendment for a 10% ownership threshold for stockholders to call special meetings. 1e. Louis P. Miramontes 1f. Arun Nayar NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1g. Katherine Quinn 1h. Marcy Syms For address changes and/or comments, please check this box and write them on the back where indicated. ! Yes ! No Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E81024-P26618 RITE AID CORPORATION Annual Meeting of Stockholders July 17, 2019 at 8:30 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Matthew Schroeder and James J. Comitale, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of RITE AID CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, EDT on July 17, 2019 at the office of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036 and any adjournment or postponement thereof. If applicable, the proxy shall also govern the voting stock held for the account of the undersigned in the Company's Investment Opportunity Plan, or any applicable employee benefit plan. The validity of this proxy is governed by the laws of the State of Delaware. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting of Stockholders. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED, OR, IF NO SPECIFICATIONS ARE MADE, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS, THIS PROXY WILL BE VOTED IN THE NAMED PROXIES' DISCRETION ON SUCH MATTER. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: